UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CenturyTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2008 Notice of Annual Meeting
and Proxy Statement
and
Annual Financial Report

Thursday, May 8, 2008
2:00 p.m. local time
100 CenturyTel Drive
Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2008
This proxy statement and related materials are
available at www.proxydocs.com/ctl.

March 20, 2008
Dear Shareholder:
     It is a pleasure to invite you to our 2008 Annual Meeting of Shareholders on Thursday, May 8, beginning at 2:00 p.m. local time, at our headquarters in Monroe, Louisiana. I hope you can attend.
     As in the past, this booklet includes our formal notice of the meeting, our proxy statement and our annual financial report.
     Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of CenturyTel or your broker or other nominee. Each CenturyTel share that you have “beneficially owned” continuously since May 30, 1987 generally entitles you to ten votes; each other share entitles you to one vote. Shares held through a broker or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in our benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes our voting provisions in greater detail.
     Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please vote by telephone or the Internet, or by completing and returning your proxy or voting instruction card in the enclosed return envelope.
     Thank you for your interest and continued support.

Sincerely,

Glen F. Post, III Chairman of the Board and Chief Executive Officer

VOTING PROVISIONS
Shareholders
     Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company’s articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Marking the proxy card or contacting us in any other manner will not be sufficient notification that you believe the voting information thereon is incorrect.
     Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company’s articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.
     Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before making a determination. If you have any questions about the Company’s voting procedures, please call the Company at (318) 388-9500.
Participants in Benefit Plans
     Participants in the Company’s Dollars & Sense Plan or Union 401(k) Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the Annual Meeting. However, if you are a participating current or former CenturyTel employee, you are designated as a “Named Fiduciary” for voting purposes, which entitles you, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. By signing and returning your voting instruction card, you are accepting your designation under the plans as a “Named Fiduciary,” and you therefore are required to exercise your voting rights prudently and in the interest of all plan participants. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from those plan participants who do vote.
* * * *
Excerpts from the Company’s Articles of Incorporation
     Paragraph C of Article III of the Company’s articles of incorporation provides as follows:
     (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .
(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.
     (b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.
     (c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.
     (d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.
     (3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:
     (a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;
     (b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;
     (c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or
     (d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.
     (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.
* * * *
     (8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.
* * * *

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500

Notice of Annual Meeting of Shareholders

TIME AND DATE	2:00 p.m. local time on Thursday, May 8, 2008

PLACE	Corporate Conference Room CenturyTel Headquarters 100 CenturyTel Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) To elect four Class II directors for three-year terms

(2) To ratify the appointment of KPMG LLP as our independent auditor for 2008

(3) To act upon a shareholder proposal if properly presented at the annual meeting

(4) To transact such other business as may properly come before the annual meeting and any adjournment.

RECORD DATE	You can vote if you are a shareholder of record on March 10, 2008.

ANNUAL REPORT	Our 2007 annual report is in two parts:

(1) our 2007 Financial Report, which is contained in Appendix A to this proxy statement

(2) our 2007 Review and Chairman’s Message, which is enclosed with these materials as a separate booklet.

Neither of these documents is a part of our proxy soliciting materials.

PROXY VOTING	Shareholders are invited to attend the annual meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning your enclosed proxy card.

Stacey W. Goff Secretary
March 20, 2008

i

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500

PROXY STATEMENT

March 20, 2008
     Our Board of Directors is soliciting proxies for use at the CenturyTel, Inc. Annual Meeting of Shareholders to be held at the time and place described in the accompanying notice, and at any adjournments thereof. Beginning on or about March 28, 2008, we are mailing this proxy statement to our shareholders of record as of March 10, 2008.
     You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or the Internet, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote.
     If you are a participant in our Automatic Dividend Reinvestment and Stock Purchase Service or our Employee Stock Purchase Plans, our enclosed proxy card covers shares credited to your account under each plan, as well as any shares directly registered in your name. You should not, however, use the proxy card to vote any shares held for you in our Dollars & Sense Plan (which we refer to below as our qualified 401(k) plan) or Union 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. Plan participants should complete and return these voting instruction cards in the manner provided by such cards and the instructions appearing on the reverse side of the chairman’s letter above.
     As of March 10, 2008, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, we had outstanding 106,279,131 shares of common stock and 278,854 shares of Series L preferred stock that vote together with the common stock as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. Our restated Articles of Incorporation generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of our Articles and the voting procedures that we have adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes us with proof to the contrary. Applying the presumptions described in Article III and information known to us, our records indicate that 146,947,283 votes are entitled to be cast at the Annual Meeting, of which 146,668,429 (99.8%) are attributable to the Common

Shares. Unless otherwise indicated, we have calculated all percentages of voting power in this proxy statement based on this number of votes.
     We will pay all expenses of soliciting proxies for the Annual Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $12,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.
ELECTION OF DIRECTORS
(Item 1 on Proxy or Voting Instruction Card)
     The Board of Directors has fixed the number of directors at 12 members, which are divided under our Articles of Incorporation into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. The shareholders will elect four Class II directors at the Annual Meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has nominated the four individuals listed below to serve as Class II directors. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the Annual Meeting. For additional information on our nomination process, see “Corporate Governance - Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.
     The following provides certain information with respect to each nominee, each other director whose term will continue after the Annual Meeting, and each of our executive officers named in the compensation tables appearing elsewhere herein. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

Class II Directors (for terms expiring in 2011):

(PHOTO OF VIRGINIA BOULET)	Virginia Boulet, age 54; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm; President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company, from March 2002 to February 2004; a director of W&T Offshore, Inc.

Committee Memberships: Nominating and Corporate Governance (Chairperson)

(PHOTO OF CALVIN CZESCHIN)	Calvin Czeschin, age 72; a director since 1975; President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group.

Committee Memberships: Executive; Risk Evaluation

(PHOTO OF JAMES B. GARDNER)	James B. Gardner, age 73; a director since 1981; Chairman of Commerce Street Capital, LLC, a financial services firm spun off from Samco Capital Markets, Inc., since October 1, 2007; Senior Managing Director of Samco Capital Markets, Inc. from May 17, 2006 to September 30, 2007; Managing Director or Senior Managing Director of the capital markets division of Samco for 12 years prior to 2006; a director of Ennis, Inc.

Committee Memberships: Audit (Chairman); Executive; Compensation

(PHOTO OF GREGORY J. MCCRAY)	Gregory J. McCray, age 45; a director since May 2005; Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003.

Committee Memberships: Risk Evaluation

The Board unanimously recommends a vote FOR each of these nominees.

Class III Directors (term expires in 2009):

(PHOTO OF FRED R. NICHOLS)	Fred R. Nichols, age 61; a director since May 2003; retired in 2000 after serving as an executive officer of Cox Communications, Inc. or TCA Cable TV, Inc. for several years prior to his retirement.

Committee Membership: Audit; Compensation

(PHOTO OF HARVEY P. PERRY)	Harvey P. Perry, age 63; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyTel since January 1, 2004; retired from CenturyTel on December 31, 2003 after serving as Executive Vice President and Chief Administrative Officer for almost five years, as Secretary for 18 years and as General Counsel for 20 years.

Committee Membership: Executive

(PHOTO OF JIM D. REPPOND)	Jim D. Reppond, age 66; a director since 1986; retired from CenturyTel in 1996 after serving as President-Telephone Group (or a comparable predecessor position) for several years.

Committee Memberships: Executive; Nominating and Corporate Governance

(PHOTO OF JOSEPH R. ZIMMEL)	Joseph R. Zimmel, age 54; a director since January 2003; provides business and financial advisory services; retired in 2002 after serving as a managing director of the investment banking division of The Goldman Sachs Group, Inc. from 1996 to 2001; a director of FactSet Research Systems Inc.

Committee Membership: Audit

Class I Directors (term expires in 2010):

(PHOTO OF WILLIAM R. BOLES, Jr.)	William R. Boles, Jr., age 51; a director since 1992; an attorney with The Boles Law Firm, of which Mr. Boles is owner and director.

Committee Memberships: Risk Evaluation

(PHOTO OF W. BRUCE HANKS)	W. Bruce Hanks, age 53; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; a senior or executive officer of CenturyTel with operational or strategic development responsibilities for several years prior to such time; an advisory director of IberiaBank Corporation.

Committee Membership: Risk Evaluation (Chairman); Audit

(PHOTO OF C. G. MELVILLE, Jr.)	C. G. Melville, Jr., age 67; a director since 1968; private investor since 1992; retired executive officer of an equipment distributor.

Committee Memberships: Compensation (Chairman); Nominating and Corporate Governance

(PHOTO OF GLEN F. POST, III)	Glen F. Post, III, age 55; a director since 1985; Chairman of the Board of CenturyTel since June 2002 and Chief Executive Officer of CenturyTel since 1993.

Committee Membership: Executive (Chairman)

Executive Officers Who Are Not Directors:

(PHOTO OF KAREN A. PUCKETT)	Karen A. Puckett, age 47; President and Chief Operating Officer.

(PHOTO OF R. STEWART EWING, Jr.)	R. Stewart Ewing, Jr., age 56; Executive Vice President and Chief Financial Officer.

(PHOTO OF MICHAEL E. MASLOWSKI)	Michael E. Maslowski, age 60; Senior Vice President and Chief Information Officer.

(PHOTO OF DAVID D. COLE)	David D. Cole, age 50; Senior Vice President — Operations Support.

(PHOTO OF STACEY W. GOFF)	Stacey W. Goff, age 42; Senior Vice President, General Counsel and Secretary since August 2003; Vice President and Assistant General Counsel from 2000 to July 2003.

CORPORATE GOVERNANCE
Governance Guidelines
     Listed below are excerpts from our corporate governance guidelines, which the Board reviews at least annually. For information on how you can obtain a complete copy of these guidelines, see “- Access to Information” below.
1.	Director Qualifications
•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ independence qualifications, as well as consideration of diversity, age, character, judgment, skills and experience in the context of the needs of the Board. It is the general sense of the Board that no more than two management directors should serve on the Board.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	The Nominating and Corporate Governance Committee will review each director’s continuation on the Board at least once every three years.

•	Directors will be deemed to be “independent” if (i) the Board affirmatively confirms that neither the director nor any organization with which the director is affiliated receives any payments from the Company other than Permissible Directors Compensation (as defined below) and (ii) none of the disqualifying events or conditions specified in Rule 303A(2)(b) of the NYSE Listed Company Manual apply to the director. For purposes hereof, “Permissible Directors Compensation” means (i) director and committee fees, (ii) reimbursement for an annual physical, continuing education, travel and other out-of-pocket expenses in accordance with the Company’s applicable policies and (iii) a pension or other form of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. The Board may make determinations or interpretations under this paragraph, provided that they are consistent with the foregoing standards.

•	Once the Board has determined that a director is independent, the director may not engage in any transaction with the Company, either directly or indirectly through an immediate family member or related entity, without such transaction being approved by the Board.
2.	Director Responsibilities
•	The Chairman will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

•	The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be an independent director chosen annually by the non-management directors, and his or her name will be disclosed in the annual proxy statement.
3.	Board Committees
•	The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors, as defined in Section 1 above.

•	The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with members of the committee and others specified in the committee’s charter, will develop the committee’s agenda.

•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

•	Each committee may meet in executive session as often as it deems appropriate.
4.	Director Access to Officers and Employees
•	Directors have full and free access to officers and employees of the Company.

•	The Board welcomes regular attendance at each Board meeting of senior officers of the Company.

5.	Director Compensation
•	The form and amount of director compensation will be determined by the Nominating and Corporate Governance Committee on the terms and conditions (and subject to the exceptions) set forth in its charter, and such Committee will review director compensation annually.
6.	Director Orientation and Continuing Education
•	The Nominating and Corporate Governance Committee shall maintain an Orientation Program for new directors. All new directors must participate in the Company’s Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed.

•	The Company will also maintain a Continuing Education Program for directors, pursuant to which it will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company’s business and matters to be acted upon at board and committee meetings.
7.	CEO Evaluation and Management Succession
•	The Nominating and Corporate Governance Committee will conduct an annual review of the CEO’s performance. The Nominating and Corporate Governance Committee will provide a report of its findings to the Board of Directors (with appropriate recusals of the CEO and other management directors, as necessary) to enable the Board to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

•	The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
8.	Annual Evaluation
•	The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

9.	Standards of Business Conduct and Ethics
•	All of the Company’s directors, officers and employees are required to abide by the Company’s long-standing Corporate Compliance Program, which includes standards of business conduct and ethics. The Company’s program and related procedures cover all areas of professional conduct, including employment policy, conflicts of interests, protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

•	Any waiver of the Company’s policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Audit Committee and will be promptly disclosed as required by applicable law or stock exchange regulations.
Independence
     Based on the information made available to it, the Board of Directors has affirmatively determined that Virginia Boulet, James B. Gardner, W. Bruce Hanks, C. G. Melville, Jr., Gregory J. McCray, Fred R. Nichols, Harvey P. Perry, Jim D. Reppond and Joseph R. Zimmel qualify as independent directors under the standards referred to above under “– Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all commercial, consulting, legal, accounting, charitable, and familial relationships any director may have with CenturyTel or its management.
Committees of the Board
     During 2007, the Board of Directors held four regular meetings, four special meetings, and a three-day strategic planning session.
     During 2007, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”
     The Board’s Compensation Committee held four meetings during 2007. The Compensation Committee is composed of three directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”
     The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met five times during 2007. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above,

(iv) leading the Board in its annual review of the Board’s performance and (v) reviewing annually the Chief Executive Officer’s performance and reporting to the Board on succession planning for senior executive officers. For information on the director nomination process, see “- Director Nomination Process” below.
     Each of the committees listed above is composed solely of independent directors under the standards referred to above under “- Governance Guidelines.”
     The Board also maintains a Risk Evaluation Committee, which met four times during 2007.
     If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “- Access to Information.”
     We expect all of our directors to attend our annual shareholders meetings. Each director attended the 2007 annual shareholders meeting.
Director Nomination Process
     Nominations for the election of directors at our annual shareholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to CenturyTel’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholder’s meeting. For the Annual Meeting this year, the Board has nominated the four nominees listed above under “Election of Directors” to stand for election as Class II directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2009 annual shareholders meeting, see “Other Matters — Shareholder Nominations and Proposals.”
     The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that the proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

     The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.
     In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In the recent past, the Nominating Committee has retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates. Each of our three newest directors were initially identified or screened by national search firms retained by the Nominating Committee. With respect to this year’s annual meeting, all of the nominees are incumbent directors with several years of prior service. Although the Nominating Committee did not retain a search firm in connection with this year’s meeting, it expects to do so to assist in identifying future directors.
     Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, age, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.
     Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyTel.
Presiding Director
     As indicated above, the non-management directors meet in executive session at least quarterly. The non-management directors have selected Fred R. Nichols to preside over such meetings during 2008. As explained further on our website, you may contact Mr. Nichols by writing a letter to the Presiding Director, c/o Post Office Box 5061, Monroe, Louisiana 71211.
Access to Information
     The following documents are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007, and are posted on our website at www.centurytel.com:

•	Corporate governance guidelines

•	Charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee

•	Corporate compliance program (which includes our code of ethics)
     We will furnish printed copies of these materials upon the request of any shareholder.
RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
(Item 2 on Proxy or Voting Instruction Card)
     The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2008, and we are submitting that appointment to our shareholders for ratification at the Annual Meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.
     If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in CenturyTel’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.
     In connection with the audit of the 2008 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. That agreement is subject to alternative dispute resolution procedures and excludes punitive damage claims.
     The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2006 and 2007 services identified below:

	Amount Billed
	2006	2007
Audit Fees (1)	$2,745,000	$2,877,000
Audit-Related Fees(2)	107,000	152,000
Tax Fees(3)	509,000	397,000
All Other Fees(4)	—	1,000

Total Fees	$3,361,000	$3,427,000

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing the effectiveness of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.

(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.

(3)	Includes costs associated with (i) assistance in preparing income tax returns (which were approximately $239,000 in 2006 and $249,000 in 2007), (ii) assistance with various tax audits (which were approximately $194,000 in 2006 and $24,000 in 2007), and (iii) general tax planning, consultation and compliance (which were approximately $76,000 in 2006 and $124,000 in 2007).

(4)	Represents payment we made to KPMG on behalf of an audit committee member for continuing education.

     The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $40,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2006 or 2007.
     KPMG has advised us that one or more of its partners will be present at the Annual Meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
     Ratification of KPMG’s appointment as our independent auditor for 2008 will require the affirmative vote of at least a majority of the voting power present or represented at the Annual Meeting.
The Board unanimously recommends a vote FOR this proposal.
AUDIT COMMITTEE REPORT
     Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and, subject to shareholder ratification, to appoint the independent auditor.
     In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2007, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).
     KPMG also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.
     Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
     If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”
Submitted by the Audit Committee of the Board of Directors.

James B. Gardner (Chairman)	Fred R. Nichols
W. Bruce Hanks	Joseph R. Zimmel
SHAREHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION
(Item 3 on Proxy or Voting Instruction Card)
     We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyTel and its shareholders.
     The Communications Workers of America Members’ General Fund, located at 501 Third Street, N.W., Washington, D.C. 20001, has informed us that it beneficially owns, and has beneficially owned for more than a year, at least $2,000 of our Common Shares and that it intends to present for consideration at the Annual Meeting the following proposal (and has furnished the following statement in support of the proposal).
Shareholder Proposal
     Resolved: The shareholders of CenturyTel Inc. request that the Board of Directors adopt a policy that shareholders will be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement. The board should provide appropriate disclosures to ensure that shareholders understand that the vote is advisory and will neither abrogate any employment agreement nor affect any compensation already paid or awarded.

Supporting Statement
In our view, existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with adequate means for communicating their views on senior executive compensation to boards of directors. In contrast, in the United Kingdom, shareholders of public companies are permitted to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but it gives shareholders an opportunity to communicate views in a manner that could influence senior executive compensation.
“Say on Pay” in the U.K., we believe, serves a constructive purpose. A study by the Yale School of Management found that the resulting dialogue between boards and shareholders appeared to moderate pay increases, enhance the ability of compensation committees to stand up to insider pressures, and add legitimacy to the executive compensation process. (See Stephen Davis, “Does ‘Say on Pay’ Work?” Millstein Center for Corporate Governance and Performance, Yale, 2007).
U.S. stock exchange listing standards currently require shareholder approval of equity-based compensation plans. However, those plans give compensation committees broad discretion in making awards and establishing performance thresholds. Also, the performance criteria submitted for shareholder approval are generally stated in broad terms that, in our view, do not effectively constrain compensation.
Under the circumstances, we do not believe shareholders have an adequate mechanism for providing feedback with respect to the application of those general criteria to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)). While withholding votes from compensation committee members who stand for reelection is an option, we believe that course is a blunt and insufficient instrument for registering dissatisfaction with the way compensation committees have administered compensation plans and policies.
Our CEO received compensation in excess of $13 million in 2006. This proposal looks to the future and would give shareholders a voice that could help assure that such excessive compensation does not continue. The annual “Say on Pay” would also provide a focus for media scrutiny that could assist in bringing about more reasonable compensation practices.
We urge CenturyTel’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual shareholder “Say on Pay.” We believe the results of such a vote would provide our Board with useful information about whether shareholders view the company’s senior executive compensation, as reported each year in the proxy statement, to be appropriate.

Board Statement in Opposition
The Board of Directors Recommends that You Vote AGAINST this Proposal for the Reasons Set Forth Below:
     We believe ensuring that executive compensation is appropriate is an important issue for all shareholders, and we share that goal. Nonetheless, we believe this proposal is unnecessary, unworkable and potentially harmful.
     The proposal is unnecessary. The proposal is unnecessary because we already employ a thorough process designed to pay appropriate levels of executive compensation to attract and retain the managerial talent necessary to maintain our competitiveness. As explained in greater detail under the heading “Compensation Discussion and Analysis,” the Board has delegated its powers to set executive compensation to its Compensation Committee, which is composed solely of independent directors who have a fiduciary duty to establish programs that are in the best interests of the shareholders. Each year the Committee works with its independent consultant to establish compensation programs designed to match programs of comparable companies and to create incentives to maintain and increase shareholder value. In connection with performing its duties, the Committee spends a substantial amount of time reviewing a wide range of information impacting executive compensation, including trends in executive compensation and detailed benchmarking data on prevailing compensation levels at comparable companies. In accordance with the federal proxy rules, we explain in detail the Committee’s processes and conclusions in our annual proxy statements. In short, we believe our current structure is appropriately designed and balanced to achieve and communicate our executive compensation goals.
     The proposal is unworkable. We believe it is unrealistic to expect this proposal would enable shareholders to provide meaningful input on decisions that entail a thorough understanding of a wide variety of factors, including prevailing compensation philosophies and practices nationwide and in our industry. Establishing appropriate executive compensation arrangements is a complex process requiring careful balancing of a wide range of factors, including proprietary information about our strategies and performance, changing industry conditions, accounting requirements, tax laws, and the competitive compensation practices of other companies. We believe this balancing should continue to be the responsibility of disinterested independent fiduciaries who have the time, experience, expertise, resources and access to proprietary data that is necessary to design and administer effective programs. We further believe the proposal is a blunt instrument that would not provide us with meaningful insight into specific shareholder concerns regarding our programs, and could lead to confusion about what prompted the shareholders’ vote. For instance, if the shareholders adopt a general resolution disapproving our executive compensation, we would be unable to determine (i) whether the shareholders disapproved of all or only some of our specific compensation components, (ii) whether they disapproved of compensation paid to all or only some of our executives and (iii) the magnitude or rationale of the shareholders’ concerns. As such, we would be unable to react to the shareholders’ concerns in a meaningful fashion. We believe it would be far more helpful if shareholder concerns are specifically addressed, and we already have processes in place to facilitate effective shareholder communications. See “Corporate Governance — Presiding Director.” Instead of encouraging shareholders to take advantage of our current policies and procedures, we believe the proposal advocates substituting a less effective mechanism.
     The proposal is potentially harmful. Finally, the proposal is potentially harmful in several respects, including the following:
•	by requiring a practice not followed by most other U.S. companies, the proposal could harm our ability to retain or attract talented managers to the extent that they perceive this new practice as a threat to our long-standing commitment to pay competitive compensation

•	by creating the risk that the good faith judgments of our disinterested independent directors could be “second-guessed,” the proposal could negatively impact the willingness of members of our Compensation Committee to continue to serve

•	by requiring us to provide new disclosures, implement new processes, and incur new legal risks, the proposal would require us to incur unnecessary legal and proxy solicitation expenses and could increase our expenditures on directors’ fees and insurance

•	by creating a blunt instrument of shareholder input, the proposal could result in unclear directives that create confusion over corporate goals, distract management, and interfere with more effective means of facilitating useful shareholder communications.

     In summary, we do not believe the proposal will enhance our governance practices or improve our shareholder communications, nor is it in the best interests of shareholders. The Board therefore unanimously recommends that you vote AGAINST this proposal.
     Adoption of this proposal requires the affirmative vote of at least a majority of the voting power present or represented at the Annual Meeting.
OWNERSHIP OF OUR SECURITIES
Principal Shareholders
     The following table sets forth information regarding ownership of our Common Shares by each person known to us to have beneficially owned more than 5% of the outstanding Common Shares or to have controlled more than 5% of the total voting power on December 31, 2007.

	Amount and
	Nature of
	Beneficial		Percent of	Percent
	Ownership of		Outstanding	of Voting
Name and Address	Common Shares(1)		Common Shares(1)	Power(2)
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	9,019,021	(3)	8.3%	6.4%

Renaissance Technologies LLC and Dr. James H. Simons 800 Third Avenue New York, New York 10022	6,569,000	(4)	6.1%	4.6%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	6,497,215	(5)	6.0%	4.6%

State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	5,658,490	(6)	5.2%	4.0%

Trustees of CenturyTel benefit plans c/o T. Rowe Price Retirement Plan Services T. Rowe Price Investment Services, Inc. 4515 Painters Mill Road Owings Mills, Maryland 21117-4903	4,079,129	(7)	3.8%	20.2%

(1)	Determined in accordance with Rule 13d-3 of the Securities and Exchange Commission based upon information furnished by the persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see page 1 of this proxy statement.

(2)	Based on our records and, with respect to all shares held of record by our benefit plan trustees, based on information the trustees periodically provide to us to establish that certain of these shares entitle the trustees to cast ten votes per share.

(3)	Based on information contained in a Schedule 13G Report dated as of February 14, 2008 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 29, 2007, it and its foreign and domestic affiliates collectively held sole voting power with respect to 7,346,476 of these shares and sole dispositive power with respect to all of these shares.

(4)	Based on information contained in a Schedule 13G Report dated as of February 13, 2008 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2007, it, along with its control person Dr. James H. Simons, held sole voting power with respect to 6,301,600 of these shares and sole dispositive power with respect to all of these shares.

(5)	Based on information contained in a Schedule 13G Report dated as of February 1, 2008 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2007, it and its affiliates collectively held sole voting power with respect to 4,288,098 of these shares, shared voting power with respect to 61,400 of these shares, sole dispositive power with respect to 6,418,915 of these shares, and shared dispositive power with respect to 78,300 of these shares.

(6)	Based on information contained in a Schedule 13G Report dated as of February 12, 2008 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 29, 2007, it held sole voting power with respect to all of these shares and shared dispositive power with respect to all of these shares.

(7)	Consists of shares held by the trustees of our qualified 401(k) plan (including shares credited to separate ESOP, stock bonus and PAYSOP accounts maintained under such plan) and our union 401(k) plan. All of the voting power attributable to these shares is directed by the plan participants, each of whom is deemed to tender such instructions as a “named fiduciary” for all shares under each such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the plan participants.

Executive Officers and Directors
     The following table sets forth information, as of the Record Date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
				Options
	Shares		Unvested	Exercisable	Total Shares
	Beneficially		Restricted	Within 60	Beneficially
Name	Owned(1)		Stock(2)	Days(3)	Owned(4)
Executive Officers:
Glen F. Post, III	206,032		302,890	972,668	1,481,590
Karen A. Puckett	21,103	(5)	118,175	210,000	349,278
R. Stewart Ewing, Jr.	29,007		98,370	83,100	210,477
Michael E. Maslowski	5,577		64,200	46,142	115,919
David D. Cole	45,974	(6)	64,200	274,001	384,175
Stacey W. Goff	7,338		64,200	90,500	162,038

Outside Directors:
William R. Boles, Jr.	9,316		4,988	—	14,304
Virginia Boulet	7,618	(7)	4,988	—	12,606
Calvin Czeschin	26,909	(8)	4,988	—	31,897
James B. Gardner	6,557		4,988	16,000	27,545
W. Bruce Hanks	3,057		4,988	46,000	54,045
Gregory J. McCray	1,085		4,988	—	6,073
C.G. Melville, Jr.	8,832	(9)	4,988	—	13,820
Fred R. Nichols	2,000		4,988	—	6,988
Harvey P. Perry	37,331		4,988	—	42,319
Jim D. Reppond	48,057		4,988	—	53,045
Joseph R. Zimmel	8,137	(10)	4,988	13,667	26,792

All directors and executive officers as a group (17 persons)	473,930	(11)	766,903	1,752,078	2,992,911

(1)	This column includes the following number of shares allocated to the officer’s account under our qualified 401(k) plan: 84,681 — Mr. Post; 2,213 — Ms. Puckett; 20,050 — Mr. Ewing; 504 — Mr. Maslowski; 29,516 — Mr. Cole; and 3,108 — Mr. Goff. Participants in this plan are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Constitutes unvested shares of Restricted Stock over which the person holds sole voting power but no investment power.

(3)	Constitutes shares that the person has the right to acquire within 60 days of the Record Date pursuant to options granted under our incentive compensation plans.

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power, except that (i) the shares beneficially owned by Mr. Post constitutes 1.4% of the outstanding Common Shares and entitles Mr. Post to cast .8% of the total voting power and (ii) the shares beneficially owned by all directors and executive officers as a group constitutes 2.8% of the outstanding Common Shares and entitles such group to cast 1.6% of the total voting power (in each case calculated in accordance with rules of the Securities and Exchange Commission).

(5)	Includes 200 shares held by Ms. Puckett as custodian for the benefit of her children.

(6)	Includes 4,978 plan shares beneficially held by Mr. Cole’s wife as one of our former employees in her accounts under the qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.

(7)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.

(8)	Includes 11,997 shares owned by Mr. Czeschin’s wife, as to which he disclaims beneficial ownership.

(9)	Includes 8,785 shares pledged as security under a margin account.

(10)	Includes 5,000 shares held by a charitable trust, as to which Mr. Zimmel is the trustee.

(11)	Includes (i) 16,975 shares held of record or beneficially by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (ii) 1,155 shares held as custodian for the benefit of children of such individuals.

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy
     We compensate our senior management through a mix of salary, annual bonuses, long-term equity compensation and employee benefits designed to be competitive with the compensation of comparable officers and to reward annual and long-term performance that we believe correlates with maintaining and increasing shareholder value. With respect to each component of compensation, we generally seek to match the compensation of comparable employees at other companies, although we typically provide our executive officers with above-average salaries if justified by corporate and individual performance. We generally seek to base our executives’ annual cash incentive compensation principally upon our company-wide performance and secondarily upon the executives’ individual performance. Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals. We seek to align the interests of our senior managers with the long-term interests of shareholders through award opportunities that can result in ownership of our Common Shares, with top executives receiving a greater proportion of their total compensation in the form of equity grants compared to more junior officers. Whenever possible, we attempt to promote teamwork by offering equal treatment or incentive compensation opportunities to executives that we expect to make roughly equivalent contributions. We have a long-standing practice of not providing employment agreements to our officers, but do provide customary change of control, pension and welfare benefits to our key personnel.
Compensation Methodologies
     When establishing compensation programs, we rely predominantly on annual reviews of multiple benchmarks that assist us in establishing compensation levels designed to be competitive with the compensation of comparable officers. We describe these benchmarks in detail below. As described further below, we also review the individual performance of each senior manager, as well as all other factors deemed relevant to us. To assist us in this process, we review “tally sheets” that comprehensively reflect the multiple sources of each executive’s compensation, as well as the wealth accumulated by the executives under our compensation programs. We also review data on the relationship of the compensation of our top executives to lower paid employees. Our review of this data on wealth accumulation and internal pay levels provides us with additional information on our pay practices, but to date, for the reasons discussed below, neither of these have been major factors in setting compensation levels.
Allocation of Compensation
     We do not use fixed ratios to allocate total compensation between cash and non-cash compensation or among the various compensation components. Instead, we seek to pay our executives the target levels of salary and bonus discussed further below, all of which are set in relation to compensation levels paid to comparable executives at other companies. We believe this allows us to maintain competitive compensation packages, and adjust quickly to changes in prevailing compensation practices.
     We seek to design our incentive compensation programs to reward annual and long-term performance that correlates as highly as possible to maintaining and increasing shareholder value, while at the same time providing incentives that are equitable, realistic and reasonably within the control of the award recipient. We believe that our top executives have the greatest opportunity to directly impact our performance, and therefore believe it is appropriate to provide a greater portion of their total compensation in the form of long-term incentives that focus solely on company-wide performance. On the other hand, because our less senior officers have less control over our company-wide performance, we award them a relatively higher percentage of their total compensation in the form of salary and annual bonuses which frequently focus on individual, departmental or divisional goals within their control.
     Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed salary. We believe the payment of a fixed salary to our officers helps maintain productivity by alleviating concerns that an economic or industry downturn could undercut their personal and family planning. Equally importantly, our failure to pay a competitive salary could harm our ability to recruit and retain management.
     Implementation of our compensation practices has generally resulted in our CEO receiving a higher percentage of his total compensation in the form of long-term equity incentives, and a smaller percentage in salary and cash bonuses. On the other hand, less senior officers have typically received a relatively smaller percentage of their total compensation in the form of long-term equity incentives, and a higher percentage in salary and cash bonuses. This allocation is illustrated in the table below, which shows the percentage of 2007 compensation attributable to our three main components of compensation:

			Equity
	Cash Compensation		Compensation
	% from	% from	% from Long-Term
	Salary	Annual Bonus	Bonus
CEO	11.9%	16.2%	71.9%
President and Executive VP	22.8%	23.9%	53.3%
Senior Vice Presidents	26.4%	24.0%	49.6%
We expect that these allocations will change from year to year, as we adjust to changes in prevailing compensation practices.

Salary
     We generally seek to compensate our long-standing executives with cash salaries equivalent to the 75th percentile of salaries paid to similarly-situated executives at comparable companies, if justified by corporate and individual performance. We believe this gives us the flexibility to pay above-market salaries to talented executives who could be viewed as attractive targets by other companies, many of whom are larger than us with far greater resources. The Compensation Committee of our Board uses these percentile targets as starting points in its analysis, which we describe below under the heading “- Our Compensation Decision-Making Process.”
     In February 2007, the Compensation Committee determined that the salary of each of its executives was generally in alignment with the 75th percentile target salary based on 2006 compensation data provided by PricewaterhouseCoopers LLP, the Committee’s compensation consultant. The Committee also determined that our corporate performance and the executives’ individual performance over the prior year justified paying salaries in alignment with these 75th percentile targets. After applying the other factors described under the heading “- Our Compensation Decision-Making Process” and considering input from the CEO, the Committee elected to raise the salary of each executive by 3%, except for (i) the CEO, whose salary was left unchanged principally due to the tax advantages of limiting his annual salary to $1 million under Section 162(m) of the Internal Revenue Code, and (ii) the General Counsel, who received a 4% raise to better align the correlation of his actual and target salaries to that of the other executives. Based on input from PricewaterhouseCoopers, the Committee determined that these 3% and 4% raises were necessary to keep the recipients in alignment with their respective 75th percentile target salaries, which the Committee estimated would increase in connection with raises given during 2007 to similarly-situated executives at comparable companies. These raises were also generally consistent with our goal to promote teamwork through equal treatment to the extent possible.
Annual Incentive Bonuses
     Our practice is to award annual cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to maintain or increase our value. We strive to award bonus opportunities that can reasonably be expected to result in our total cash compensation (consisting of salary and cash bonuses) to equal or exceed the 50% percentile of total cash compensation paid to similarly-situated executives at comparable companies. We currently offer annual incentive bonuses to approximately 1,245 of our employees (including employees of Madison River Communications Corp., which we purchased in April 2007). As described in greater detail under the heading “- Our Compensation Decision-Making Process,” our Compensation Committee annually establishes “target” levels of one or more company performance objectives under our annual incentive bonus programs.
     For 2007, the Committee elected to base 60% of the executives’ potential bonuses upon CenturyTel attaining targeted levels of operating cash flow and the remaining 40% upon attaining targeted levels of end-user revenue. The Committee selected these targets based on management’s view that attainment of the targets would likely correlate with maintaining or increasing shareholder value. In connection with acting upon management’s recommendations, the Committee assessed the relationship of the targets to the Company’s publicly-disclosed financial guidance and discussed with PricewaterhouseCoopers the bonus targets used by other comparable companies. For 2007, the executive officers were granted an opportunity to earn a specified percentage (ranging between 40% to 65%) of their respective salaries if “target” performance levels were met, with up to triple these amounts if the “maximum” levels of performance were met and no bonuses if the “minimum” performance levels were not attained. In selecting these percentages, the Committee attempted to produce opportunities for each executive’s total cash compensation to equal or exceed the 50th percentile targets described in the preceding paragraph. To promote teamwork, three of our six executives were granted an opportunity to earn the same percentage of their respective salaries (40%) if “target” performance levels were met.
     For both of the 2007 performance measures, the executives were entitled to receive:

• no payment	if we failed to achieve the minimum performance level

• a prorated payment of at least 50% but less than 100% of the target award	if we attained or exceeded the minimum performance level but not the target performance level

• a prorated payment of at least 100% but less than 300% of the target award	if we attained or exceeded the target performance level but not the maximum performance level

• a payment of 300% of the target award	if we attained or exceeded the maximum performance target.
     As described in greater detail under the heading “- Our Compensation Decision-Making Process,” the CEO and Committee may exercise their negative discretion to reduce awards based on each executive’s individual performance during the prior year. Neither the CEO nor the Committee exercised his or its negative discretion to reduce awards based upon 2007 performance. Finally-determined awards made to our executives on February 21, 2008 for 2007 performance are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.” For additional information concerning these awards and our 2007 performance targets, see “Executive Compensation - Incentive Compensation - 2007 Awards.”
     Compared to our executive officers, the remainder of our senior officers have more diverse performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “- Our Compensation Decision-Making Process,” the CEO approves the performance goals of the non-executive officers under the general supervision of the Compensation Committee.
Long-Term Equity Incentive Programs
     Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on our long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. We currently offer long-term incentive compensation awards to approximately 500 of our employees.
     Incentives granted under these programs become exercisable based upon criteria established by the Committee. The Committee generally determines the size of equity grants based on the recipient’s responsibilities and duties, and on information furnished by the Committee’s consultants regarding equity incentive practices among comparable companies. The Committee’s general philosophy is to provide long-term incentive compensation valued at the 50th percentile of that paid to similarly-situated officers at comparable companies. Since 2001, the Committee has elected to award annual incentive grants as opposed to larger, multi-year grants. The Committee believes annual grants provide us with greater flexibility than multi-year grants to respond to changes in compensation practices.
     We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, and are competitive with incentives offered by other companies. For several years prior to 2004, we paid all long-term equity compensation in the form of stock options. We selected this form because of favorable accounting and tax treatments, and the near universal expectation of public company officers nationwide that they would receive stock options. For the last several years, however, it has been clear that the favorable accounting treatment of stock options was subject to change, and beginning in 2006 the adoption of Statement of Financial Accounting Standards No. 123(R) (which we frequently refer to as SFAS 123(R)) has eliminated the favorable accounting treatment of options. Moreover, for a variety of reasons many experts in the field of executive compensation have advised companies to avoid over-reliance on stock options. As a result, many experts, including ours, began to recommend other forms of equity compensation.
     Between 2004 and 2007, the Compensation Committee paid the executives’ long-term compensation with a combination of stock options and restricted stock. The Committee believes that restricted stock, when compared to stock option grants, provides us an opportunity to provide similar performance incentives to increase share prices with the issuance of fewer Common Shares, thereby reducing potential dilution. Moreover, unlike options, restricted stock still affords motivation to increase stock prices even if the share price becomes substantially depressed. On the other hand, the Committee believes stock options, when granted in higher multiples than restricted stock, can provide executives with enhanced performance incentives by increasing the profitability of share appreciation. In addition, all compensation expense associated with options issued under our plans is deductible by us for tax purposes under Section

162(m) of the Internal Revenue Code. Based on this, the Committee concluded during the past several years that paying equity incentives jointly in the form of restricted stock and stock options was consistent with the goal of creating appropriate incentives at reasonable costs. Using a ratio that valued a share of restricted stock 337.5% higher than an option to purchase a share, we paid during this period half of the value of our long-term incentive awards in restricted stock and half in options. You should note, however, that other valuation methods (including those that we are required to use under the federal proxy rules) may assign different relative or aggregate valuations to our grants. You should further note that in early 2008 the Committee elected to issue all of our 2008 long-term equity compensation in the form of restricted stock. See “- 2008 Compensation Decisions.”
     Currently, all of our stock options vest over a two- or three-year period, and all restricted stock generally vests over a five-year period, provided the recipient remains employed by us. We have in the past issued restricted stock with vesting periods that accelerate upon the attainment of performance goals, and periodically review the possibility of granting future restricted stock awards that vest partly or wholly upon our performance. Because of the enhanced likelihood of forfeiture, these types of awards are typically granted in higher share multiples and subject the issuing company to greater dilution. Although we may elect to grant such instruments in the future, we currently believe that our use of annual incentive bonuses and long-term stock options appropriately motivates our officers to increase shareholder value. For additional information on the vesting terms of our equity awards, see “Executive Compensation - Incentive Compensation - Outstanding Awards.”
     In establishing equity award levels, we review the equity ownership levels of the recipients and prior awards, but do not place great weight on this factor. We believe each annual grant of long-term compensation should match prevailing practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives. Moreover, the accumulation of substantial awards (awarded in reasonable annual increments) significantly increases each executive’s motivation to increase our share price and remained employed by us, and could deter executives from accepting job offers that trigger equity forfeitures. For these reasons, we do not place great weight on equity ownership levels or prior grants in connection with granting new awards.
     In early 2005, a subcommittee of the Compensation Committee awarded equity incentive grants for the first year of a three-year program developed and approved by the Committee, with assistance from its consultant, PricewaterhouseCoopers LLP. Based on data compiled by PricewaterhouseCoopers, the subcommittee determined that the target amount of long-term compensation proposed for 2005, 2006 and 2007 was consistent with its goal of granting long-term incentive awards with a value commensurate with those paid to similarly-situated executives at comparable companies. To promote teamwork, three of our six executives received identical awards. In both February 2006 and 2007, the Committee confirmed that the amount of long-term compensation targeted for 2006 and 2007 was still appropriate, and approved grants to the executive officers in such amounts. For the reasons discussed above, the Committee split the awards granted during this three-year period between stock options and restricted stock. For more information, see the tables included under the heading “Executive Compensation” and the additional discussion below under the heading “- Our Compensation Decision-Making Process.”

Other Benefits
     As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.
     Retirement Plans. We maintain a traditional qualified defined benefit retirement plan for most of our employees who have completed at least five years of service, plus a traditional qualified defined contribution 401(k) plan for a similar group of our employees. With respect to both of these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. We also maintain a nonqualified supplemental executive retirement plan which, prior to being frozen in early 2008, offered additional benefits to a select group of our senior officers. When we review overall compensation levels for our senior management, we factor in the benefits expected to be received under these retirement plans and their contribution to our executives’ total compensation. However, we continue to place our primary emphasis on ensuring that our compensation programs do not lag behind those of our competitors, which could subject us to the risk of losing talented senior managers. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”
     Change of Control Arrangements. As described in more detail under “Executive Compensation - Potential Termination Payments – Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to pay each of our executive officers who is terminated without cause or resigns under certain specified circumstances within three years of any change of control of CenturyTel (i) a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) the officer’s currently pending bonus, (iii) additional tax gross-up cash payments described further below and (iv) certain welfare benefits for three years.
     We believe these benefits enhance shareholder value because
•	prior to a takeover, these protections (i) help us recruit and retain talented officers by providing assurances that their compensation and benefits will not be reduced or eliminated upon a takeover and (ii) help maintain the productivity of our workforce by alleviating day-to-day concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyTel and its shareholders, rather than being distracted by personal concerns, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.
In recommending and approving these change of control agreements in 2000, our Compensation Committee and Board, respectively, analyzed the terms of similar arrangements for comparable executives at other peer companies. This approach was used to set the amounts payable and the events triggering payment. We monitor the aggregate amount of payments that could potentially be made to our executives if they are terminated following a change of control, and believe these potential payments are relatively small in relation to our current aggregate equity value. We further believe our change of controls benefits are substantially consistent with the general practice among our peers, although we have not commissioned any recent study specifically designed to confirm this. In late 2007, we amended and restated each of the change of control agreements with our officers to ensure that payments made under these agreements would not result in the imposition of penalties under the deferred compensation provisions of Section 409A of the Internal Revenue Code.
     The change of control benefits are payable following a change in control if the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, an increase in responsibilities or duties without a commensurate increase in compensation, and a transfer of the employee exceeding 35 miles. For the CEO’s agreement only, any failure of the CEO to be named the chief executive officer of the parent company surviving the change of control transaction is deemed to be diminution of responsibilities entitling the CEO to resign with “good reason.” All of these provisions are designed to assure our officers that they will retain a job with responsibilities, stature and career opportunities consistent with those enjoyed by them prior to the takeover. In addition, change-of-control benefits are payable to our executive and senior officers if the officer resigns for any reason during the 30-day period immediately following the first anniversary of the change of control. We believe this latter provision would help assure the acquirer of the services of our management team for at least one year following the change of control, while at the same time hastening the acquirer’s incentive to deal quickly and fairly in offering our officers appropriate career and compensation opportunities.
     If change of control benefits become payable, the cash payment to our key employees is based on the following multiples of salary and bonus, and the right to health and welfare benefits continues for the following number of years:

	Multiple of	Years of
	Salary and	Welfare
	Bonus	Benefits
Executive Officers	3 times	3 years

Senior Officers (Job Grades 66 or 67)	2 times	2 years

Other Officers (Job Grades 64 or 65)	1.5 times	1.5 years

Other Key Personnel (Job Grades 61-63)	1.0 times	1.0 year
     Based on our survey of prevailing practices in 2000, we agreed in our 2000 change of control agreements to reimburse only our executive and senior officers for any taxes imposed as a result of change in control benefits. For the remainder of management, we cap their change in control benefits so that no taxes will be imposed.

     For more information on our change of control arrangements, see “Executive Compensation - Potential Termination Payments – Payments Made Upon a Change of Control.”
     Reduction in Force Benefits. We pay severance benefits to non-union full-time employees who are terminated in connection with a reduction in force. Benefits are not paid if the employee voluntarily resigns or is terminated for performance reasons or in connection with the sale of a business unit or in a transaction that gives rise to the change-of-control payments described above. The amount of any applicable severance payment is based on the terminated employee’s tenure with us and willingness to waive claims, and can range from two to 65 weeks of the terminated employee’s base salary or wages.
     Perquisites. Since 1999, we have made cash payments to our officers in lieu of previously-offered perquisites, many of which continue to be offered by our peers. During 2007, these payments to our executives ranged from $22,880 to $34,320.
     Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.
     Under our aircraft usage policy, the CEO may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the Securities and Exchange Commission. The cost of this usage may be substantially higher under certain alternative cost calculation methodologies.
     As explained in greater detail in our 2006 proxy statement, prior to the Sarbanes-Oxley Act of 2002, we funded supplemental life insurance benefits to our officers in excess of those generally afforded to employees. These benefits were provided pursuant to endorsement “split-dollar” insurance agreements between us and our officers in which CenturyTel and the officer’s beneficiaries would share death benefits payable under life insurance policies procured by us. In 2002, we suspended payment of further premiums under the “split-dollar” policies insuring the lives of our executive officers, but resumed paying premiums in 2006 under restructured arrangements approved by the Compensation Committee. These restructured arrangements, among other things, obligate us to pay premiums on the executive officers’ respective insurance policies sufficient to provide the same death benefits available under the prior agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost and to receive related tax gross-up cash payments in amounts sufficient to compensate them for income and employment taxes incurred as a result of our premium payments.
     For more information on each of the items under this heading, see the Summary Compensation Table appearing below under the heading “Executive Compensation.”
     Other Employee Benefits. We maintain stock purchase plans that enable most of our employees to purchase common shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer. The Board has elected to invest CenturyTel’s matching contribution under the 401(k) Plan in Common Shares so as to further align employees’ and shareholders’ financial interests.
Our Compensation Decision-Making Process
     Compensation Committee. The Compensation Committee of our Board establishes, implements, administers and monitors our programs for compensating executive officers. The Committee engages its own consultants. As described in more detail below under “- Trienniel Review Process,” the consultants assist the Committee to design executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, to gather data on the compensation paid to executives at other companies, and to provide guidance on specific compensation levels based on industry trends and practices.
     The Compensation Committee also establishes, implements, administers and monitors our director equity compensation programs. The Nominating and Corporate Governance Committee of the Board is responsible for approving cash compensation of our directors, and typically works closely with the Compensation Committee and its consultants to review prevailing director compensation trends and practices.
     As explained further in our committee charters, our Board reviews all compensation actions taken by the Board’s committees. Unless otherwise provided by our charters or applicable law, these committee actions are subject to ratification by the Board.
     Trienniel Review Process. Over the past decade, the Committee has retained independent consulting firms every three years to conduct a detailed review of compensation philosophy, practices and programs, including the structure of our annual and long-term incentive compensation programs. During these comprehensive triennial reviews, the Committee has typically sought to confirm that its philosophy and practices are reasonable and comparable to those of similar companies, to reconfigure our executive compensation programs if necessary to improve them or conform them to prevailing practices, to set annual salaries, and to establish target levels of incentive compensation to be granted to each executive officer during the upcoming three-year period. During the second and third year of each of these three-year periods, the Committee consults with its independent consultants to determine if changes to the three-year program are necessary or appropriate, and to establish the specific salary and annual incentive compensation payable to the executives for the upcoming year.
     For several years, the Committee has completed its triennial or annual review in February in conjunction with the first regularly scheduled board meeting of the year. This enables the Committee to approve in February all executive salary adjustments and bonus awards shortly following the completion of our performance review process and the release of our financial results for the previously-completed calendar year. The Committee also periodically adjusts salaries at other times of the year if necessary to reflect promotions or other changes in job responsibilities.

     Since late 2004, the Committee has engaged PricewaterhouseCoopers LLP as its compensation consultant. In February 2005, the Committee, following several months of work with PricewaterhouseCoopers, adopted a three-year executive compensation program covering 2005, 2006 and 2007. In connection with this triennial review, the Committee and PricewaterhouseCoopers compared our officer compensation to the following three benchmarks:
•	broad-based compensation data for top executives from telecommunications companies and from other companies with revenues comparable to ours, all of which was derived from various national surveys and adjusted for aging

•	a 14-company “financial” peer group of communications companies with median revenues comparable to ours

•	a 10-company “industry” peer group of S&P 500 telecommunications companies.
Although the Committee reviews all three of these benchmarks, it affords the greatest weight to the broad-based survey data, and the next greatest weight to the “financial” peer group. The “industry” peer group is used principally to confirm the relevancy of the first two benchmarks to our industry. Each year the Committee reviews the appropriateness of the peer groups, and makes adjustments to reflect mergers, sales, corporate reorganizations or other industry changes.
     In connection with our review of executive compensation in early 2007, we compared our officer compensation to the three benchmarks described above. As part of this review, in early 2007 we adjusted the “industry” peer group to consist of the following 11 companies: Cincinnati Bell, Citizens Communications, Windstream, Telephone & Data Systems, Embarq, Alltel, Qwest Communications, BellSouth Corp., Sprint Nextel Corp., AT&T Inc. and Verizon Communications, and we adjusted the “financial” peer group to consist of the following 14 companies: Alltel, Primus Telecomm Group, Univision Communications, Caci International, Cincinnati Bell, IDT Corporation, Liberty Global, Citizens Communications, Puget Energy, US Cellular, Telephone & Data Systems, Level 3 Communications, Cablevision Systems and Qwest Communications.
     In 2005, 2006 and 2007, the Committee and PricewaterhouseCoopers used the benchmarking data to determine median amounts of salary, annual bonuses and equity compensation paid to executives comparable to ours (as well as salary levels equal to the 75th percentile). In determining how much to compensate each officer, the Committee also extensively reviewed a wide range of other factors, including the officer’s individual performance and particular set of skills, the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill, the role the officer plays in maintaining a cohesive management team and improving the performance of others, the role the officer may have played in any recent extraordinary corporate achievements, the officer’s tenure with us and within the telecommunications industry, the officer’s pay relative to other officers and employees, the officer’s prior compensation in recent years, the financial community’s assessment of management’s performance, and the recent performance of CenturyTel. In assessing our performance, we typically review how our actual revenues, cash flows, net income and other measures of financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors. Although we assess each officer’s individual performance in connection with establishing all components of compensation, we typically weigh this factor more heavily for salary determinations and less heavily for bonuses, which tend to be allocated among the officers primarily on the basis of their level of responsibility and pay grade.
     Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. The tally sheet also shows the executive’s holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to estimate the total annual compensation of the executive officers, and to assess the executive officers’ wealth accumulation from our compensation programs. During 2007, the Committee’s review of tally sheets helped confirm that our compensation levels were generally commensurate with those of our peers, which helped us to attain our predominate goal of offering competitive compensation packages.
     Annual Bonus Procedures. To administer our annual bonus program, we maintain (i) a shareholder-approved short-term incentive plan for certain of the executive officers and (ii) an annual incentive bonus plan for other officers and managers. In connection with both of these bonus plans, in February of each year our Compensation Committee
•	establishes performance objectives, and for each determines a “target” level of performance, as well as “minimum” and “maximum” levels of performance

•	determines the relative weight each performance objective should receive in connection with calculating aggregate bonus payments

•	establishes the amount of bonus payable if the “target” level of performance is attained, which is typically defined in terms of a percentage of each officer’s salary.
     Upon completion of the fiscal year, the CFO adjusts our actual operating results in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known or anticipated on the date the performance goals were established. The CFO then compares our adjusted operating results to the pre-determined minimum, target and maximum levels for each performance objective, and calculates a blended rate of our attainment of the performance objectives. These determinations and calculations are provided in writing to the Committee for its review and approval.
     We have traditionally believed that company-wide performance should be the major determinant of the amount of annual incentive bonuses for our executive officers. Nonetheless, the bonus payable to the CEO in accordance with these procedures is subject to the “negative discretion” of the Committee to reduce the calculated bonus payment. The bonuses payable to each other executive officer in accordance with these procedures is subject to the “negative discretion” of the CEO to reduce the calculated bonus payment based on his assessment of the officer’s performance during the prior year, including an assessment of the degree to which such officer attained his or her individual performance goals for such year.

     Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash. The Committee believes paying annual bonuses to our executives in cash is appropriate because:
•	the executives are already receiving well over half of their overall compensation in the form of equity grants

•	the executive has fully earned his bonus, which we do not believe should be subject to the further risk of loss associated with equity grants, and

•	use of cash diversifies the compensation mix and prevents us from over-reliance on equity grants.
     Annual Equity Grant Procedures. Under our equity incentive plans, the exercise price of any stock options awarded by us must equal or exceed the closing price of our stock on the date of grant (or, if the markets are closed on such date, the immediately preceding trading date). As explained further above, annual grants of stock awards to executives are made at the Committee’s regularly scheduled meeting in February. Grants of stock awards to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Under our option pricing policies that govern all other employees, (i) employees receive their options as of the fifth business day of the month that follows immediately after the month in which we complete our annual merit review process (typically in February or March) and (ii) newly hired or promoted employees receive their award of stock options on the fifth business day of the month that follows immediately after the month in which they are hired or promoted.
     Role of CEO in Compensation Decisions. Although the Compensation Committee approves all compensation decisions for the executive officers, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee believes the CEO is better able than it to assess:
•	the relative strengths and weakness of the other executives and their recent performance

•	the possibility that differences in compensation among similarly situated executives could negatively impact morale, cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.
The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.
     In addition, the CEO is responsible for approving the annual salaries and bonuses of our non-executive officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-executive officers, acting under authority delegated by the Compensation Committee in accordance with our long-

term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.
2008 Compensation Decisions
     In early 2008, the Compensation Committee completed a comprehensive triennial review of our compensation philosophies, practices and programs. In connection with this review, we decided to discontinue our Supplemental Executive Retirement Plan. Specifically, we (i) froze future benefit accruals effective February 29, 2008 and (ii) approved plan amendments permitting participants to receive in 2009 a lump sum distribution of the present value of their accrued plan benefits. We also enhanced plan benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant who is not accruing additional benefits under the plan with three additional years of age in connection with calculating the present value of any lump sum distributions to be made in 2009.
     In addition, in early 2008 the Committee reaffirmed our executive compensation philosophies and methodologies, and concluded that our executive compensation programs remained generally effective in achieving our compensation objectives. The Committee elected to issue all of our 2008 long-term equity compensation in the form of time-vested restricted stock for a variety of reasons, including its recognition of the growing use of restricted stock by our peers and its desire to minimize the dilution associated with our awards. During the past few years, we furnished our long-term equity compensation half in stock options and half in time-vested restricted stock.
Forfeiture of Prior Compensation
     Our officers have agreed to forfeit certain of their equity compensation awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the Securities and Exchange Commission copies of our form of incentive agreements containing these forfeiture provisions.
     We have never to our knowledge restated our financial statements, and currently have no formal policies regarding whether we would adjust previously-awarded annual incentive bonuses in the event we restated the financial statements upon which such bonuses were based. Under certain circumstances, however, equity awards to culpable executives could be subject to forfeiture under the provisions summarized in the preceding paragraph. In addition, certain laws would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct.
Other Compensation Matters
     To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. During both 2006 and 2007, the Compensation Committee elected to maintain our CEO’s salary at $1 million principally to preserve its tax deductibility. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted Restricted Stock that did not qualify as performance-based compensation under Section 162(m).
     We believe that our compensation programs create an appropriate incentive for our senior managers to benefit from appreciation in the value of our stock. Although we have reviewed the merits of imposing mandatory security ownership requirements, we have chosen not to do so, primarily because such requirements could cause hardships for officers with less tenure or lower net worth, and because we saw no compelling need to mandate rigid requirements. Similarly, we have not adopted any formal prohibition against our officers hedging the economic risk of their holdings of our Common Shares. Although we believe that excessive use of such hedging could undercut the benefits of our equity incentive programs, we do not believe that our officers have acted in such manner. We plan to continue to periodically assess the merits of adopting ownership requirements or hedging prohibitions in the future.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.
Submitted by the Compensation Committee of the Board of Directors.
C. G. Melville, Jr. (Chairman)           James B. Gardner           Fred R. Nichols
EXECUTIVE COMPENSATION
Overview
     The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our four most highly compensated executive officers other than our principal executive and financial officers. In this proxy statement, we sometimes refer to these six executive officers as the “named officers.” Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and			Restricted	Stock		Non-Equity	Change in
Principal			Stock	Option		Incentive Plan	Pension		All Other
Position	Year	Salary	Awards(1)	Awards(1)		Compensation(2)	Value(3)		Compensation(4)	Total
Glen F. Post, III Chairman of the Board and Chief Executive Officer	2007	$1,000,000	$1,437,290	$4,610,606	(5)	$1,358,500	$—	(6)	$567,364	$8,973,760
	2006	1,000,000	1,244,231	1,449,394	(5)	702,000	497,552		586,051	5,479,228

Karen A. Puckett President and Chief Operating Officer	2007	622,088	565,459	684,823		715,090	93,902		254,988	2,936,350
	2006	602,384	492,855	287,062		357,816	180,781		252,838	2,173,736

R. Stewart Ewing, Jr. Executive Vice President and Chief Financial Officer	2007	558,112	470,359	1,041,250	(5)	524,904	—	(6)	328,168	2,922,793
	2006	540,448	409,966	852,500	(5)	262,658	359,134		110,561	2,535,267

Michael E. Maslowski Senior Vice President and Chief Information Officer	2007	343,396	308,432	455,445	(5)	287,079	134,115		188,850	1,717,317
	2006	332,524	268,830	155,013		143,650	294,977		196,276	1,391,270

David D. Cole Senior Vice President — Operations Support	2007	400,744	308,432	369,805		376,900	—	(6)	171,853	1,627,734
	2006	388,020	268,830	155,013		188,578	172,849		170,419	1,343,709

Stacey W. Goff Senior Vice President, General Counsel and Secretary	2007	385,628	308,432	369,805		362,683	14,076		153,190	1,593,814
	2006	339,184	268,830	155,013		178,848	110,675		142,492	1,195,042

(1)	The amounts shown in this column reflect the dollar amount recognized with respect to these awards for financial statement reporting purposes for the respective years under SFAS 123(R), which requires us to spread the compensation cost of the award of each recipient proportionately over the requisite service period. See footnote 14 entitled “Stock Compensation Programs” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	The amounts shown in this column reflect cash payments made under our annual incentive bonus plans for performance in the respective years. For additional information, see “- Incentive Compensation — 2007 Awards” below.

(3)	Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under the three defined benefit plans discussed under “- Pension Benefits.”

(4)	The amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites, (ii) reimbursements for the cost of an annual physical examination, (iii) personal use of our aircraft, (iv) contributions or other allocations to our defined contribution plans, (v) the payment of premiums on life insurance policies, (vi) cash payments to compensate the executives for taxes incurred by such life insurance premium payments and (vii) the value of dividends paid on the executives’ unvested restricted stock, in each case for and on behalf of the named officers during 2007 as follows:

							Insurance
						Insurance	Premium Tax	Restricted
		Cash	Physical	Aircraft	Contributions	Premiums	Reimbursement	Stock
Name	Year	Allowance	Exam	Use	to Plans	Paid	Payments	Dividends	Total
Mr. Post	2007	$34,320	$2,415	$8,460	$148,432	$193,901	$131,164	$48,672	$567,364
	2006	34,320	2,103	5,350	144,386	215,854	146,013	38,025	586,051

							Insurance
						Insurance	Premium Tax	Restricted
		Cash	Physical	Aircraft	Contributions	Premiums	Reimbursement	Stock
Name	Year	Allowance	Exam	Use	to Plans	Paid	Payments	Dividends	Total
Ms. Puckett	2007	$27,950	$1,670	$2,655	$83,374	$71,515	$48,376	$19,448	$254,988
	2006	27,950	1,670	—	80,619	75,874	51,325	15,400	252,838

Mr. Ewing	2007	27,950	—	—	69,251	128,122	86,668	16,177	328,168
	2006	27,950	2,697	825	66,279	—	—	12,810	110,561

Mr. Maslowski	2007	22,880	2,336	—	41,849	71,089	40,088	10,608	188,850
	2006	22,880	3,378	—	36,971	74,352	50,295	8,400	196,276

Mr. Cole	2007	27,950	—	—	50,950	49,119	33,226	10,608	171,853
	2006	27,950	—	2,275	47,997	49,985	33,812	8,400	170,419

Mr. Goff	2007	27,950	2,428	5,330	48,244	34,973	23,657	10,608	153,190
	2006	27,950	—	6,422	42,840	33,929	22,951	8,400	142,492
For additional information on these payments and benefits, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”
(5)	Because Mr. Post and Mr. Ewing are eligible to retire early (which would accelerate the vesting of all of their stock options) before the end of the award’s vesting period, related compensation costs associated with their 2006 and 2007 option grants have been recognized over the period from date of grant through their respective retirement eligible dates. All of Mr. Post’s and Mr. Ewing’s grant date fair value related to their 2006 and 2007 grants was recognized as compensation expense for the year in which such grants were made, except that only approximately 53% of Mr. Post’s grant date fair value related to his 2006 option grant was recognized as 2006 compensation expense. Before the end of the vesting period for his 2007 restricted stock award, Mr. Maslowski will become eligible to retire early under the agreements governing his stock awards. As such, all of the related compensation expense associated with his 2007 award is being recognized over the period from the date of grant through March 22, 2009, his early retirement eligibility date. For all other named officers, the compensation cost is spread proportionately over the full length of the award’s multi-year vesting period. See Note 1 above.
(6)	Messrs. Post, Ewing, and Cole experienced negative changes in the value of their pensions in 2007 (primarily due to changes in our calculation methodologies designed to enhance the accuracy of our valuations). Mr. Post’s pension decreased in value by $169,272, Mr. Ewing’s pension decreased in value by $47,970, and Mr. Cole’s pension decreased in value by $68,885. SEC rules dictate that such decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation.

Incentive Compensation
     2007 Awards. The table and discussion below summarizes (i) the range of potential payouts under the annual incentive bonus awards granted in February 2007 (and paid in February 2008), (ii) grants of nonqualified options made on February 26, 2007 and (iii) grants of restricted stock made on February 26, 2007.

Grants of Plan-Based Awards

					Estimated
					Future Share		Grant Date
					Payouts Under	Exercise	Fair Value
		Range of Payouts Under 2007 Non-			Equity Incentive	Price of	of Stock
	Type of Award and	Equity Incentive Plan Awards(1)			Plan Awards	Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Target	Awards	Awards(2)
Glen F. Post, III	Annual Bonus	$325,000	$650,000	$1,950,000	—	—	—
	Stock Options (2/26/07)	—	—	—	200,000	$45.90	$3,332,000
	Restricted Stock (2/26/07)	—	—	—	58,500	—	2,685,150

Karen A. Puckett	Annual Bonus	171,074	342,148	1,026,445	—	—	—
	Stock Options (2/26/07)	—	—	—	75,000	45.90	1,249,500
	Restricted Stock (2/26/07)	—	—	—	22,000	—	1,009,800

R. Stewart Ewing, Jr.	Annual Bonus	125,575	251,150	753,451	—	—	—
	Stock Options (2/26/07)	—	—	—	62,500	45.90	1,041,250
	Restricted Stock (2/26/07)	—	—	—	18,300	—	839,970

Michael E. Maslowski	Annual Bonus	68,679	137,358	412,075	—	—	—
	Stock Options (2/26/07)	—	—	—	40,500	45.90	674,730
	Restricted Stock (2/26/07)	—	—	—	12,000	—	550,800

David D. Cole	Annual Bonus	90,167	180,335	541,004	—	—	—
	Stock Options (2/26/07)	—	—	—	40,500	45.90	674,730
	Restricted Stock (2/26/07)	—	—	—	12,000	—	550,800

Stacey W. Goff	Annual Bonus	86,766	173,533	520,598	—	—	—
	Stock Options (2/26/07)	—	—	—	40,500	45.90	674,730
	Restricted Stock (2/26/07)	—	—	—	12,000	—	550,800

(1)	These columns provide information on the potential bonus payouts approved with respect to 2007 performance. For information on the actual amounts paid based on 2007 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.”

(2)	Calculated in accordance with SFAS 123(R).

     In February 2007, the Compensation Committee of our Board elected to base the amount of the senior officers’ 2007 annual incentive bonuses on whether we attained “threshold,” “target” or “outstanding” levels of 2007 operating cash flow (established at $1.122, $1.181 and $1.240 billion, respectively) and 2007 end-user revenues (established at $1.247, $1.313 and $1.379 billion, respectively). In each case, attainment of less than 95% of the target amount was designed to result in no bonus payment, and attainment of more than 105% of the target amount was designed to result in three times the bonus payable for attaining the target level of performance. For these purposes, “operating cash flow” meant our operating income plus depreciation and amortization, and “end-user revenues” meant our total operating revenues less “network access” revenues and certain other smaller revenue components included in the category described as “other” revenue in Appendix A to this proxy statement. In both cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described elsewhere herein. For purposes of calculating the aggregate bonus payment, attainment of the operating cash flow and end-user revenue targets were weighed 60% and 40%, respectively. As reported in the Summary Compensation Table above, these awards resulted in cash payments to our named officers ranging from $287,079 to 1,358,500. For additional information, see “Compensation Discussion and Analysis — Annual Incentive Bonuses.”
     Each of the options granted to our executive officers on February 26, 2007 has a term of ten years and vests over a three-year period, with one-third of the options having become exercisable on February 26, 2008, and one-third becoming exercisable on each of February 26, 2009 and February 26, 2010.
     The restricted stock issued to our executive officers vests over a five-year period, with one-fifth of the shares having vested on February 26, 2008 and one-fifth vesting on February 26, 2009, February 26, 2010, February 26, 2011, and February 26, 2012, respectively. The holders of these shares of restricted stock are recognized as the owners of such shares, and, accordingly, receive dividends with respect thereto.
     Subject to limited exceptions, the vesting of the above-described options and restricted stock will accelerate if the officer dies, becomes disabled or retires, and upon the occurrence of a change of control of CenturyTel, as described further in our shareholder-approved 2005 Management Incentive Compensation Plan, a copy of which we have filed with the Securities and Exchange Commission. All of these awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the Securities and Exchange Commission. See “- Potential Termination Payments.”
     Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2007.

Outstanding Equity Awards at December 31, 2007(1)

	Option Awards					Stock Awards
	Number of Securities Underlying			Option	Option	Number of Shares		Market Value
	Unexercised Options			Exercise	Expiration	That Have Not		of Shares That
Name	Exercisable		Unexercisable(2)	Price	Date	Vested(3)		Have Not Vested
Glen F. Post, III	320,000		—	$34.625	2/21/2010	46,800	(4)	$1,940,328
	92,666		—	32.990	2/25/2012	35,100		1,455,246
	160,000		—	28.340	2/25/2014	46,800		1,940,328
	200,000		—	33.440	2/17/2015	58,500		2,425,410
	66,668		133,332	35.410	2/20/2016
	—		200,000	45.900	2/26/2017

Karen A. Puckett	60,000		—	32.990	2/25/2012	22,000	(4)	912,120
	75,000		—	33.400	2/17/2015	13,200		547,272
	25,000		50,000	35.410	2/20/2016	17,600		729,696
	—		75,000	45.900	2/26/2017	22,000		912,120

R. Stewart Ewing, Jr.	40,000	(5)	—	32.990	2/25/2012	18,300	(4)	758,718
	62,500	(5)	—	28.340	2/25/2014	10,980		455,231
	62,100	(5)	—	33.400	2/17/2015	14,640		606,974
	20,834		41,666	35.410	2/20/2016	18,300		758,718
	—		62,500	45.900	2/26/2017

Michael E. Maslowski	19,142		—	45.540	3/24/2009	12,000	(4)	497,520
	—		27,000	35.410	2/20/2016	7,200		298,512
	—		40,500	45.900	2/26/2017	9,600		398,016
						12,000		497,520

David D. Cole	85,000		—	34.625	2/21/2010	12,000	(4)	497,520
	81,000		—	32.990	2/25/2012	7,200		298,512
	27,001		—	28.340	2/25/2014	9,600		398,016
	40,500		—	33.400	2/17/2015	12,000		497,520
	13,500		27,000	35.410	2/20/2016
	—		40,500	45.900	2/26/2017

Stacey W. Goff	50,000		—	34.200	8/26/2013	12,000	(4)	497,520
	13,500		27,000	35.410	2/20/2016	7,200		298,512
	—		40,500	45.900	2/26/2017	9,600		398,016
						12,000		497,520

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2007. Some of the options or restricted stock listed above may have vested, become exercisable or been exercised since such date.

(2)	Our options generally vest at a rate of one-third per year over the first three years of the ten-year option term. Our options expiring in 2014 and 2015 vested one-third immediately with the remainder vesting over the following two years. Also, in late 2005, the Company accelerated the vesting of all then-outstanding options. In addition, our options accelerate and become immediately exercisable in full upon a change of control of CenturyTel or if the recipient dies, becomes disabled or retires.

(3)	Except as noted in footnote 4, all shares listed under this column are shares of restricted stock that generally vest as a rate of 20% per year during the first five years after their grant date. In addition, vesting of our restricted stock accelerates upon a change of control of CenturyTel or upon termination of the officer’s employment as a result of death or disability, or, if permitted by the Compensation Committee, retirement or termination by CenturyTel.

(4)	All of these shares of restricted stock will vest in full on February 25, 2009.

(5)	In 2006, Mr. Ewing transferred to his ex-wife all of his options expiring in 2012 and 2014 and two-thirds of his options expiring in 2015 (relating to 185,000 Common Shares in the aggregate), of which 41,000 options have been exercised as of 12/31/2007.

        2007 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2007 in connection with the exercise of options and the vesting of restricted stock.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	On Exercise	on Vesting	on Vesting(1)
Glen F. Post, III	463,534	$7,416,599	23,400	$1,022,580
Karen A. Puckett	60,000	796,654	8,800	384,560
R. Stewart Ewing, Jr.	85,400	983,237	7,320	319,884
Michael E. Maslowski	27,000	333,054	4,800	209,760
David D. Cole	0	0	4,800	209,760
Stacey W. Goff	67,900	827,796	4,800	209,760

(1)	Based on the closing price of the Common Shares on the vesting date.

Pension Benefits
     The following table and discussion summarizes pension benefits payable to the named officers under (i) our retirement plan qualified under Internal Revenue Code Section 401(a), which permits most of our employees (including officers) who have completed at least five years of service to receive pension benefits upon attaining early or normal retirement age, (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans, and (iii) our nonqualified supplemental executive retirement plan, which, prior to being frozen (as described further in “Compensation Discussion and Analysis — 2008 Compensation Decisions”), offered additional retirement benefits to a select group of our senior officers who had completed at least five years of service. We refer to these defined benefit plans below as our qualified plan, our supplemental plan and our SERP, respectively.
Pension Benefits

			Present
		Numbers of	Value of
		Years Credited	Accumulated
Name	Plan Name	Service(1)	Benefit(2)
Glen F. Post, III	Qualified Plan	9	$851,912
	Supplemental Plan	9	438,728
	SERP	25	5,361,367

Karen A. Puckett	Qualified Plan	7	431,776
	Supplemental Plan	7	158,322
	SERP	7	766,006

R. Stewart Ewing, Jr.	Qualified Plan	9	913,202
	Supplemental Plan	9	186,572
	SERP	25	1,960,187

Michael E. Maslowski	Qualified Plan	8	1,155,261
	Supplemental Plan	8	84,322
	SERP	8	262,770

David D. Cole	Qualified Plan	9	629,325
	Supplemental Plan	9	69,821
	SERP	25	830,923

Stacey W. Goff	Qualified Plan	9	261,664
	Supplemental Plan	9	54,025
	SERP	5	148,264

(1)	In accordance with our plans and practices, these figures correspond to the named officers’ tenure at CenturyTel, unless otherwise noted in the discussion below.

(2)	These figures represent accumulated benefits as of December 31, 2007 (assuming the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65), discounted from the normal retirement age to December 31, 2007 using a discount rate of 6.3%. See Note 11 entitled

“Defined Benefit and Other Retirement Plans” of the notes to our audited financial statements included in Appendix A for additional information. Any amounts distributed in a lump-sum to our officers in 2009 in connection with the freeze of the SERP (discussed further below) may vary from the amounts shown in the table due to the use of different discount rates and age and service credits in connection with calculating such 2009 distributions.

     The aggregate amount of a participant’s total monthly pension payment under the qualified and supplemental plans is equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes. For these purposes, “final average pay” means the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.
     Prior to the SERP being frozen in early 2008, participants in the SERP were entitled to receive a retirement benefit equal to (i) 3% of the officer’s “average monthly compensation” (defined below) times the officer’s years of service with us (not to exceed ten years) plus (ii) 1% of the officer’s “average monthly compensation” times his years of service in excess of ten years of service with us (up to 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with us (up to a maximum of 25 years). Prior to the plan freeze, “average monthly compensation” was defined as the officer’s average monthly compensation during the 36 consecutive month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 received credit only for service while a plan participant. For a discussion of changes made in early 2008 to benefits available to SERP participants, see “Compensation Discussion and Analysis — 2008 Compensation Decisions.”
     Under all three retirement plans, the compensation upon which benefits are based equals the aggregate amount of the participant’s salary and annual cash incentive bonus. Although the pension benefits described above are provided through three separate plans, the Company reserves the right to transfer benefits from the supplemental plan or the SERP to the qualified plan to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to the qualified plan directly offsets the value of benefits in the supplemental plan or the SERP. In 2005, 2006 and 2007, we transferred benefits from the supplemental plan and the SERP to the qualified plan, the incremental value of which will be payable to the recipients in the form of enhanced annuities or supplemental benefits.
     The normal form of benefit payment under all three retirement plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under all three plans and, in the case of the qualified plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election. As discussed further in “Compensation Discussion and Analysis — 2008 Compensation Decisions,” SERP participants will be permitted to receive in 2009 a lump sum distribution of the present value of their accrued plan benefits.

     The normal retirement age under all three of the above-described plans is 65. Participants may receive benefits under all three plans upon “early retirement,” which is defined as attaining age 55 with either five years of service (with respect to the qualified and supplemental plans) or 10 years of service (with respect to the SERP). Under our qualified and supplemental plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. The early termination benefit under the SERP is equal to 50%, 70% or 80% of the full normal retirement benefit (depending on the retiree’s years of service) for early retirement at age 55, and is equal to higher percentages that proportionately escalate up to 100% with each additional year of age up to age 65. For additional information on early retirement benefits, please see the early retirement provisions of our pension plans, copies of which are filed with the Securities and Exchange Commission.
     Glen Post and Stewart Ewing are currently eligible for early retirement under all three of the pension plans described above. Mike Maslowski is currently eligible for early retirement under the qualified and supplemental plans (but not under the SERP or the agreements governing his stock awards).
Deferred Compensation
     The following table and discussion provides information on our supplemental dollars & sense plan, which is designed to permit officers to defer amounts in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.
Non-Qualified Deferred Compensation

	Executive	CenturyTel			Aggregate
	Contributions	Contributions	Aggregate	Aggregate	Balance at
	in	in	Earnings in	Withdrawals/	December 31,
Name	2007(1)	2007(2)	2007	Distributions	2007(3)
Glen F. Post, III	$134,700	$130,011	$39,342	$0	$568,198
Karen A. Puckett	61,737	70,561	20,197	0	271,987
R. Stewart Ewing, Jr.	35,746	50,036	2,271	0	177,030
Michael E. Maslowski	75,737	26,713	3,189	0	135,711
David D. Cole	34,662	32,435	6,268	0	129,468
Stacey W. Goff	60,821	35,350	7,132	0	184,727

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2007 and reported as 2007 salary compensation in the Summary Compensation Table.

(2)	This column includes (i) our match of the officer’s contribution under the terms of the plan and (ii) a special non-recurring profit-sharing contribution arising out of the recent restructuring of our plans. We have reflected all of these amounts as 2007 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(3)	As indicated in notes 1 and 2 above, most of this balance has been disclosed as compensation in this proxy statement.

     Under our supplemental dollars & sense plan, certain of our senior officers may defer up to (i) up to 25% of their salary in excess of the federal limit on annual contributions to qualified 401(k) plans and (ii) 25% of the restricted stock portion of their annual incentive bonus award (which is deducted from the cash portion of such bonus). (The latter deferral has been unavailable since 1999, which was the last year that our annual bonuses included a restricted stock portion.) For every dollar that participants contribute to this plan up to 6% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2007 equaled the sum of all of the initial 3% contributed, half of the next 2% contributed, and one-quarter of the remainder contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the supplemental dollars & sense plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the supplemental dollars & sense plan. We made transfers of this type in 2005 and 2006. Participants in the supplemental dollars & sense plan normally receive payment of their account balances in a lump sum once they cease working fulltime for us.
Potential Termination Payments
     The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyTel.
     Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis – Forfeiture of Awards” for more information.
     Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:
•	salary and unused vacation pay through the date of termination, payable immediately in cash

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	benefits held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

     Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees terminated by us without cause prior to a change of control are also entitled to:
•	exercise all vested options within 190 days of the termination date

•	keep all unvested restricted stock if approved by our Compensation Committee

•	if the termination qualifies as a layoff, (i) a cash severance payment in the amount described under “Compensation Discussion and Analysis – Other Benefits – Reduction in Force Benefits,” (ii) receipt of their annual target incentive bonus, and (iii) out placement assistance benefits
None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested restricted stock (which is unlikely to be granted).
     Payments Made Upon Retirement. Employees who retire in conformity with our retirement policies are entitled to:
•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested restricted stock if approved by our Compensation Committee (which traditionally has been granted)

•	payment of their annual target incentive bonus

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “- Payments Made Upon All Terminations”
     Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are entitled to (without duplication of benefits):
•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their restricted stock, whether vested or unvested

•	payment of their annual target incentive bonus

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “- Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

     Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resigns under certain specified circumstances within three years of any change in control of CenturyTel to (i) receive a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) receive such officer’s currently pending bonus, (iii) receive any such additional tax gross-up cash payments as may be necessary to compensate him or her for any federal excise taxes, penalties or interest imposed upon contingent change in control payments and (iv) continue to receive certain welfare benefits for three years.
     Under the above-referenced agreements, a “change in control” of CenturyTel would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of our voting securities, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyTel.
     All of the above-referenced agreements provide the benefits described above if the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis – Change-in-Control Arrangements.” Except as otherwise described under such heading, all of the change in control agreements for our executives are substantially similar. We have filed forms of these agreements with the Securities and Exchange Commission.
     In the event of a change in control of CenturyTel, our benefit plans provide, among other things, that all restrictions on outstanding restricted stock will lapse and all outstanding stock options will become fully exercisable. In addition, participants in the supplemental executive retirement plan and the supplemental defined benefit plan whose service is terminated within three years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years), determined in accordance with actuarial assumptions specified in the plan. Upon the earlier of the date that a change of control transaction is completed, announced or proposed, post-retirement life, health and welfare benefits will vest with respect to (i) former employees receiving such benefits on such date and (ii) current employees who have completed ten years of service and attained age 53 as of such date.
     Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if the named officers were terminated in the manner described below, in each case based on the assumption described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
		Involuntary
	Type of	Termination			Termination
	Termination	Without			Upon a Change
Name	Payment(2)	Cause(3)	Disability	Death	of Control(4)
Glen F. Post, III(5)	Annual Bonus	$1,358,500	$1,358,500	$1,358,500	$1,358,500
	Equity Awards(6)	—	8,567,971	8,567,971	8,567,971
	Pension and Welfare(7)	10,000	—	—	8,718,758
	Cash Severance(8)	1,000,000	—	—	10,975,018

		$2,368,500	$9,926,471	$9,926,471	$29,620,247

Karen A. Puckett	Annual Bonus	$715,090	$715,090	$715,090	$715,090
	Equity Awards(6)	—	3,403,708	3,403,708	3,403,708
	Pension and Welfare(7)	10,000	—	—	2,816,559
	Cash Severance(8)	132,638	—	—	5,787,600

		$857,728	$4,118,798	$4,118,798	$12,722,957

R. Stewart Ewing, Jr.(9)	Annual Bonus	$524,904	$524,904	$524,904	$524,904
	Equity Awards(6)	—	2,831,720	2,831,720	2,831,720
	Pension and Welfare(7)	10,000	—	—	4,424,383
	Cash Severance(8)	562,536	—	—	5,527,715

		$1,097,440	$3,356,624	$3,356,624	$13,308,723

Michael A. Maslowski	Annual Bonus	$287,079	$287,079	$287,079	$287,079
	Equity Awards(6)	—	1,854,918	1,854,918	1,854,918
	Pension and Welfare(7)	10,000	—	—	1,761,477
	Cash Severance(8)	79,872	—	—	2,997,731

		$376,951	$2,141,997	$2,141,997	$6,901,205

David D. Cole	Annual Bonus	$376,900	$376,900	$376,900	$376,900
	Equity Awards(6)	—	1,854,918	1,854,918	1,854,918
	Pension and Welfare(7)	10,000	—	—	1,800,014
	Cash Severance(8)	403,936	—	—	1,986,432

		$790,836	$2,231,818	$2,231,818	$6,018,264

Stacey W. Goff	Annual Bonus	$362,683	$362,683	$362,683	$362,683
	Equity Awards(6)	—	1,854,918	1,854,918	1,854,918
	Pension and Welfare(7)	10,000	—	—	1,102,856
	Cash Severance(8)	97,422	—	—	3,210,999

		$470,105	$2,217,601	$2,217,601	$6,531,456

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2007. The closing price of the Common Shares on such date was $41.46. The table reflects only estimates of amounts earned or payable through or at such date. Actual amounts can be determined only at the time of termination. No information is provided in the table for retirement, because none of the named officers were eligible for early or normal retirement at December 31, 2007 under our key executive compensation programs, except for Glen F. Post, III and R. Stewart Ewing, Jr. (See footnotes 5 and 9 to this table.) If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts of benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including the right to receive payment of their annual cash incentive bonus, an acceleration of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)	The information in this column assumes the officer’s termination qualifies as a layoff under CenturyTel’s reduction in force policies. The amounts listed in this column will not be payable if the officer voluntarily resigns or is terminated for cause.

(4)	The information in this column assumes the named officer became entitled at December 31, 2007 to the benefits described above under “- Payments Made Upon a Change of Control.” As described further under such heading, some of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates.

(5)	In the event Mr. Post had elected to retire early on December 31, 2007, he or his designees would have been entitled to (i) lifetime annuity payments of approximately $636,250 per year, (ii) payment of his 2007 bonus in the amount of $1,358,500, (iii) accelerated vesting of his stock options and, assuming the Compensation Committee approves such action, accelerated vesting of his restricted stock (with an aggregate value of $8,567,971 determined in the manner described in footnote 6), and (iv) post-retirement health, life and welfare benefits (valued at $27,000).

(6)	The information in this row (i) reflects the incremental benefit to the named officer arising out of the accelerated vesting of his or her stock options and restricted stock caused by the termination of employment, based upon the intrinsic method of valuation, and (ii) assumes that the Compensation Committee will not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination.

(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2007. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “- Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “- Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(8)	The information in this row (i) includes, in the case of payments made in connection with terminations following a change of control, payments to compensate the recipient for any federal excise taxes, penalties or interest payable as a result of receiving change of control benefits (which in all cases approximated or exceeded the amount of the cash severance payment included among such change of control benefits), and (ii) excludes, in the case of disability or death, payments made by insurance companies.

(9)	In the event Mr. Ewing had elected to retire early on December 31, 2007, he or his designees would have been entitled to (i) lifetime annuity payments of approximately $208,500 per year, (ii) payment of his 2007 bonus in the amount of $524,904, (iii) accelerated vesting of his stock options and, assuming the Compensation Committee approves such action, accelerated vesting of his restricted stock (with an aggregate value of $2,831,720 determined in the manner described in footnote 6), and (iv) post-retirement health, life and welfare benefits (valued at $52,000).

DIRECTOR COMPENSATION
     Overview. The table and the discussion below summarizes how we compensated our outside directors in 2007.
2007 Compensation of Outside Directors

	Fees
	Earned
	or
	Paid in	Stock	All Other
Name	Cash	Awards(1)	Compensation(2)	Total
William R. Boles, Jr.	$81,500	$72,222	$1,902	$155,624
Virginia Boulet	98,000	72,222	1,287	171,509
Calvin Czeschin	90,500	72,222	1,287	164,009
James B. Gardner	116,000	72,222	1,287	189,509
W. Bruce Hanks	108,500	72,222	4,667	185,389
Gregory J. McCray	84,000	72,222	1,287	157,509
C. G. Melville, Jr.	107,500	72,222	1,287	181,009
Fred R. Nichols	93,500	72,222	1,287	167,009
Harvey P. Perry	180,500	72,222	4,347	257,069
Jim D. Reppond	81,500	72,222	1,287	155,009
Joseph R. Zimmel	90,000	72,222	1,287	163,509

(1)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes with respect to 2007 in accordance with SFAS 123(R) relating to grants of restricted stock on May 13, 2005, May 12, 2006 and May 11, 2007. These grants vest over three-year periods. The fair value of each award granted on May 11, 2007 was approximately $100,000, computed in accordance with SFAS 123(R). As of December 31, 2007, each of the above-listed directors held 4,988 shares of restricted stock and the following directors held the following number of options: Mr. Hanks — 46,000 options; Mr. Gardner — 16,000 options; and Mr. Zimmel — 13,667 options.

(2)	Represents (i) for all directors, $1,287 of dividends paid on their unvested restricted stock, and (ii) for Messrs. Boles, Hanks and Perry, $615, $3,380 and $3,060, respectively, of reimbursements for the cost of an annual physical examination and related travel expenses. For information on transactions with one of our directors, see “Related Party Transactions.”

     Cash and Stock Payments. Each director who is not employed by us (which we refer to as outside directors or non-management directors) is paid an annual fee of $50,000 plus $2,000 for attending each regular board meeting, $2,500 for attending each special board meeting and each day of the Board’s annual planning session, and $1,500 for attending each meeting of a board committee. Outside directors who attend a director education program are credited with attending an extra special board meeting (and are reimbursed for their related expenses).
     Currently the Vice Chairman of the Board is paid supplemental board fees at the rate of $100,000 per year. The Vice Chairman’s duties include (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the

Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.
     Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $20,000 per year and (ii) the chair of the Compensation Committee, the chair of the Nominating Committee and the chair of the Risk Evaluation Committee are each paid supplemental board fees at the rate of $10,000 per year.
     During 2007 the Compensation Committee authorized each outside director to receive 2,126 shares of Restricted Stock (which were valued under the 2005 Directors Stock Plan at $100,000 based on the average closing price of the Common Shares during the 15 trading day period preceding our 2007 annual meeting). In early 2008, the Compensation Committee authorized a similar grant payable to each outside director serving on the day after our 2008 annual meeting. All of these shares of Restricted Stock will vest over a three-year period, and the total value of these awards will generally be allocated over these three-year vesting periods (as explained further in the footnotes to the table above).
     Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments.
     Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to CenturyTel. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.
     Directors may use our aircraft in connection with CenturyTel-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. Although none of our directors used this charter service during 2005 or 2006, one of our directors, Virginia Boulet, used this service at her cost for one round-trip in 2007.
PERFORMANCE GRAPH
     The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2002 to December 31, 2007, in each case assuming (i) the investment of $100 on January 1, 2003 at closing prices on December 31, 2002, and (ii) reinvestment of dividends.

	December 31,
	2002	2003	2004	2005	2006	2007
CenturyTel, Inc.	$100.00	$111.79	$122.45	$115.28	$152.75	$145.87
S&P 500 Index	100.00	128.67	142.65	149.65	173.26	182.78
S&P Telecom Index(1)	100.00	99.85	113.58	108.42	162.61	192.05

(1)	The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyTel, Inc., Citizens Communications Company, Embarq Corporation, Qwest Communications International Inc., Verizon Communications Inc. and Windstream Corporation. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES
Recent Transactions
     In exchange for legal services rendered to us in 2007, we paid fees of $268,754 to The Boles Law Firm, a law firm owned by William R. Boles, Jr., and $4,611 to a separate law firm owned by his sister. Mr. Boles, a director of CenturyTel since 1992, is President and a director and practicing attorney with the Boles Law Firm, which has provided legal services to us since 1968.
Review Procedures
     Early each year, our director of internal audit distributes to the audit committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. In March 2007, each executive officer filed late one report in connection with the cancellation of shares to pay withholding taxes upon the vesting of previously-issued restricted stock.
OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Annual Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Annual Meeting.
     If a quorum to organize the Annual Meeting is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the nominees named herein are elected. Assuming a quorum to organize the Annual Meeting is present, the affirmative vote of the holders of a majority of the voting power present or represented at the Annual Meeting will be required to ratify the appointment of KPMG as our independent auditor for 2008 and to approve the shareholder proposal described further above. Shares as to which the proxy holders have been instructed to abstain from voting will be treated under the Company’s bylaws as not being present or represented for purposes of such vote, and will therefore not affect the outcome of the vote with respect to either of these matters.
     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion with respect to the election of directors and the ratification of the appointment of the independent auditor. If brokers who do not receive voting instructions do not exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the Annual Meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Annual Meeting but not present or cast with respect to considering such matter. Because the election of directors must be approved by plurality vote and ratification of the independent auditor and approval of the shareholder proposal must be approved by a majority of the voting power present or represented at the Annual Meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.

     Valid voting instructions or properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting. You may revoke your instructions or proxy at any time before your votes are cast by filing with our Secretary a written revocation or by duly submitting voting instructions or an executed proxy at a later date, or by attending the Annual Meeting and voting in person. Unless revoked, all validly submitted voting instructions or properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the nominees, in favor of the ratification of the independent auditor, and against the shareholder proposal.
     Management has not timely received any notice that a shareholder desires to present any matter for action at the Annual Meeting in accordance with our bylaws (which are described below) other than the shareholder proposal described above, and is otherwise unaware of any matter for action by shareholders at the Annual Meeting other than those matters specified in the Notice of the Meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.
Shareholder Nominations and Proposals
     In order to be eligible for inclusion in our 2009 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at our principal executive offices by November 20, 2008, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 9, 2008 and February 7, 2009 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2009 annual meeting is more than 30 days earlier or later than May 8, 2009, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”
Annual Financial Report
     Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2007 that we filed with the Securities and Exchange Commission on February 29, 2008. We expect to mail our summary annual report for the year ended December 31, 2007 on or about the date we mail this proxy statement to our shareholders. We have enclosed with these materials as a separate booklet our 2007 Review and Chairman’s Message. Neither of these documents is a part of our proxy soliciting materials.
     In connection with filing our Form 10-K report for the year ended December 31, 2007, our chief executive officer and chief financial officer made the certifications regarding our financial disclosures required under the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder. In addition, during 2007 our chief executive officer certified to the New York Stock Exchange that he was unaware of any violation by us of the New York Stock Exchange’s corporate governance listing standards.
     You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting our website at www.centurytel.com.
     You may view online this proxy statement and related materials at www.proxydocs.com/ctl.

By Order of the Board of Directors

Stacey W. Goff
Dated: March 20, 2008	Secretary

APPENDIX A
to Proxy Statement
CenturyTel, Inc.
ANNUAL FINANCIAL REPORT
December 31, 2007

INDEX TO FINANCIAL ANNUAL REPORT
December 31, 2007
     The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix A refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange and is traded under the symbol CTL. The following table sets forth the high and low sales prices, along with the quarterly dividends, for each of the quarters indicated.

	Sales prices		Dividend per
	High	Low	common share
2007:
First quarter	$46.80	42.66	.0650
Second quarter	$49.94	45.14	.0650
Third quarter	$49.91	41.10	.0650
Fourth quarter	$46.90	39.91	.0650

2006:
First quarter	$39.90	32.54	.0625
Second quarter	$40.00	34.79	.0625
Third quarter	$40.14	35.38	.0625
Fourth quarter	$44.11	39.34	.0625
     Common stock dividends during 2007 and 2006 were paid each quarter. As of February 15, 2008, there were approximately 3,800 stockholders of record of our common stock.

SELECTED FINANCIAL DATA
     The following table presents certain selected consolidated financial data as of and for each of the years ended in the five-year period ended December 31, 2007:
Selected Income Statement Data

	Year ended December 31,
	2007	2006	2005	2004	2003
	(Dollars, except per share amounts, and shares expressed in thousands)
Operating revenues	$2,656,241	2,447,730	2,479,252	2,407,372	2,367,610

Operating income	$793,078	665,538	736,403	753,953	750,396

Net income	$418,370	370,027	334,479	337,244	344,707

Basic earnings per share	$3.82	3.17	2.55	2.45	2.40

Diluted earnings per share	$3.72	3.07	2.49	2.41	2.35

Dividends per common share	$.26	.25	.24	.23	.22

Average basic shares outstanding	109,360	116,671	130,841	137,215	143,583

Average diluted shares outstanding	113,094	122,229	136,087	142,144	148,779

Selected Balance Sheet Data

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Net property, plant and equipment	$3,108,376	3,109,277	3,304,486	3,341,401	3,455,481
Goodwill	$4,010,916	3,431,136	3,432,649	3,433,864	3,425,001
Total assets	$8,184,553	7,441,007	7,762,707	7,796,953	7,895,852
Long-term debt	$2,734,357	2,412,852	2,376,070	2,762,019	3,109,302
Stockholders’ equity	$3,409,205	3,190,951	3,617,273	3,409,765	3,478,516

     The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2007	2006	2005	2004	2003

Telephone access lines (1) (2)	2,135,000	2,094,000	2,214,000	2,314,000	2,376,000
High-speed Internet customers (1)	555,000	369,000	249,000	143,000	83,000

(1)	In connection with our Madison River acquisition in April 2007, we acquired approximately 164,000 telephone access lines and 57,000 high-speed Internet customers.

(2)	Excluding adjustments during 2006 to reflect (i) the removal of test lines, (ii) database conversion and clean-up and (iii) the sale of our Arizona properties, access line losses for 2006 were approximately 107,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
Overview
     CenturyTel, Inc., together with its subsidiaries, is an integrated communications company engaged primarily in providing an array of communications services, including local and long distance voice, Internet access and broadband services, to customers in 25 states. We currently derive our revenues from providing (i) local exchange and long distance voice services, (ii) network access services, (iii) data services, which includes both high-speed (“DSL”) and dial-up Internet services, as well as special access and private line services, (iv) fiber transport, competitive local exchange and security monitoring services and (v) other related services.
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”). See Note 2 for additional information. We have reflected the results of operations of the Madison River properties in our consolidated results of operations beginning May 1, 2007. On June 30, 2005, we acquired fiber assets in 16 metropolitan markets from KMC Telecom Holdings, Inc. (“KMC”) for approximately $75.5 million cash and have reflected the results of operations of KMC in our consolidated results of operations beginning July 1, 2005.
     During 2007, we recognized approximately $49.0 million of network access revenues in connection with the settlement of a dispute with a carrier and approximately $42.2 million of revenues in connection with the lapse of a regulatory monitoring period (of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues). Neither of these favorable revenue items in 2007 are expected to reoccur in the future.
     Effective January 1, 2007, we changed our relationship with our provider of satellite television service from a revenue sharing arrangement to an agency relationship and, in connection therewith, we received in the second quarter of 2007 a non-recurring reimbursement of $5.9 million, of which $4.1 million was reflected as a reduction of cost of services (which we previously incurred as subscriber acquisition costs) and the remainder was reflected as revenues. This change has also resulted in us recognizing lower recurring revenues and lower recurring operating costs compared to our prior arrangement.
     In September 2007, we announced a reduction of our workforce to be completed by mid-2008 of approximately 200 jobs and, in connection therewith, incurred a net pre-tax charge of approximately $2.2 million (consisting of a $2.7 million charge to operating expenses, net of a $527,000 favorable revenue impact related to such expenses as allowed through our rate-making process) for severance and related costs. On March 1 and August 31, 2006, we announced workforce reductions involving an aggregate of approximately 400 jobs and, in connection therewith, incurred an aggregate net pre-tax charge of approximately $7.5 million (consisting of a $9.4 million charge to operating expenses, net of a $1.9 million favorable revenue impact related to such expenses as allowed through our rate-making process) for severance and related costs. See Note 8 for additional information.
     In the fourth quarter of 2007, we recorded a $16.6 million pre-tax impairment charge in order to write-down the value of certain long-lived assets in certain of our CLEC markets to their estimated realizable value. The estimated realizable value was determined based on current proposals received during our sales process of such properties.
     In the third quarter of 2007, we recorded a one-time pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. In the second quarter of 2006, we recorded a one-time pre-tax gain of approximately $117.8 million upon redemption of our investment in the stock of the Rural Telephone Bank (“RTB”). Subsequently, in the fourth quarter of 2007, upon final distribution of the remaining proceeds from the RTB dissolution, we recorded a pre-tax gain of approximately $5.2 million. See Note 15 for additional information.
     Our net income for 2007 was $418.4 million, compared to $370.0 million during 2006 and $334.5 million during 2005. Diluted earnings per share for 2007 was $3.72 compared to $3.07 in 2006 and $2.49 in 2005. The number of average diluted shares outstanding declined 7.5% in 2007 and 10.2% in 2006 primarily due to our share repurchases during the past three years.

Year ended December 31,	2007	2006	2005
	(Dollars, except per share amounts, and shares in thousands)
Operating income	$793,078	665,538	736,403
Interest expense	(212,906)	(195,957)	(201,801)
Other income (expense)	38,770	121,568	3,168
Income tax expense	(200,572)	(221,122)	(203,291)

Net income	$418,370	370,027	334,479

Basic earnings per share	$3.82	3.17	2.55
Diluted earnings per share	$3.72	3.07	2.49

Average basic shares outstanding	109,360	116,671	130,841

Average diluted shares outstanding	113,094	122,229	136,087

     Operating income increased $127.5 million in 2007 as a $208.5 million increase in operating revenues was partially offset by an $81.0 million increase in operating expenses. Operating income decreased $70.9 million in 2006 due to a $31.5 million decrease in operating revenues and a $39.3 million increase in operating expenses.
     In addition to historical information, this management’s discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired businesses into our operations and retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of our above-referenced Form 10-K. We undertake no obligation to update any of our forward-looking statements for any reason.

Operating Revenues

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Voice	$889,960	871,767	902,510
Network access	941,506	878,702	959,838
Data	460,755	351,495	318,770
Fiber transport and CLEC	159,317	149,088	115,454
Other	204,703	196,678	182,680

Operating revenues	$2,656,241	2,447,730	2,479,252

     During 2007 and 2005, we recognized revenues of approximately $42.2 million and $35.9 million, respectively, related to the expiration of regulatory monitoring periods. Of the $42.2 million recognized in 2007, approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues. Of the $35.9 million recognized in 2005, approximately $24.5 million is reflected in network access revenues and approximately $11.4 million is reflected in data revenues. In addition, in 2007 we recognized approximately $49.0 million of revenues related to the settlement of a dispute with a carrier. We do not expect this level of favorable revenue settlements to reoccur in the future.
     Revenues from voice mail services previously reflected in “other” revenues have been reclassified to “voice” revenues for all periods presented.
     Voice revenues. We derive voice revenues by providing local exchange telephone services and retail long distance services to customers in our service areas. The $18.2 million (2.1%) increase in voice revenues in 2007 is primarily due to $43.3 million of revenues attributable to the Madison River properties acquired April 30, 2007. Such increase was partially offset by (i) a $20.7 million decrease due to a 5.2% decline in the average number of access lines (normalized for acquisitions, dispositions and previously-disclosed adjustments made during 2006) and (ii) a $6.0 million decline as a result of a decrease in revenues associated with extended area calling plans.
     The $30.7 million (3.4%) decrease in voice revenues in 2006 is primarily due to (i) a $22.3 million decrease due a 4.8% decline in the average number of access lines served and (ii) a $26.1 million decline as a result of a decrease in minutes of use in extended area calling plans in certain areas. Such decreases were partially offset by (i) a $12.6 million increase in long distance revenues primarily attributable to an increase in the number of long distance lines and increased long distance minutes of use, both of which were partially offset by a decline in the average rate we charged our long distance customers, and (ii) a $9.9 million increase due to providing custom calling features to more customers.

     Normalized for the adjustments mentioned above, access lines declined 119,700 (5.7%) during 2007 compared to a decline of 107,000 (4.8%) during 2006. We believe the decline in the number of access lines during 2007 and 2006 is primarily due to the displacement of traditional wireline telephone services by other competitive services. Based on our planned results for recent sales and retention initiatives, we are targeting our access line loss to be between 4.5% and 6.0% in 2008.
     Network access revenues. We derive our network access revenues primarily from (i) providing services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions and (ii) receiving universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms. Certain of our interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission (“FCC”); the remainder of such revenues are derived under revenue sharing arrangements with other local exchange carriers (“LECs”) administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.
     Network access revenues increased $62.8 million (7.1%) in 2007 and decreased $81.1 million (8.5%) in 2006 due to the following factors:

	2007	2006
	increase	increase
	(decrease)	(decrease)
	(Dollars in thousands)
Settlement of a dispute with a carrier	$48,987	—
Acquisition of Madison River	33,923	—
Expiration of regulatory monitoring periods	25,402	(24,556)
Intrastate revenues due to decreased minutes of use, decreased access rates in certain states and recovery from state support funds	(20,912)	(19,201)
Partial recovery of operating costs through revenue sharing arrangements with other telephone companies, interstate access revenues and return on rate base	(21,311)	(16,825)
Recovery from the federal Universal Service
High Cost Loop support program	2,231	(11,637)
Prior year revenue settlement agreements	(2,346)	(6,663)
Other, net	(3,170)	(2,254)

	$62,804	(81,136)

     In March 2006, we filed a complaint against a carrier for recovery of unpaid and underpaid access charges for calls made using the carrier’s prepaid calling cards and calls that used Internet Protocol for a portion of their transmission. The carrier filed a counterclaim against us, asserting that we improperly billed them terminating intrastate access charges on certain wireless roaming traffic. In April 2007, we entered into a settlement agreement with the carrier and received approximately $49 million cash from them related to the issues described above. This amount is reflected in our 2007 results of operations as a component of “Network access” revenues.
     In third quarter 2007, upon the lapse of the applicable 2003/2004 monitoring period for certain of our tariffed billings, we recognized approximately $42.2 million of revenues (of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues). Such amount represented billings from tariffs prior to July 2004 in excess of the authorized rate of return that we initially recorded as a deferred credit pending completion of such 2003/2004 monitoring period.
     Our revenues from the Universal Service High Cost Loop Fund increased approximately $2.2 million in 2007 after decreasing $11.6 million in 2006. Such decrease in 2006 was primarily due to an increase in the nationwide average cost per loop factor used by the FCC to allocate funds among all recipients. We anticipate our 2008 revenues from the federal Universal Service High Cost Loop support program will decrease between $14 and $17 million compared to 2007.
     In 2007 and 2006, we experienced reductions in our intrastate revenues of approximately $20.9 million and $19.2 million, respectively, primarily due to a reduction in intrastate minutes (partially due to the displacement of minutes by wireless, electronic mail and other optional calling services). We believe that intrastate minutes will continue to decline in 2008, although we cannot estimate the magnitude of such decrease.
     Data revenues. We derive our data revenues primarily by providing Internet access services (both DSL and dial-up services) and data transmission services over special circuits and private lines. Data revenues in 2007 increased $109.3 million (31.1%) substantially due to (i) a $66.4 million increase in DSL-related revenues due primarily to growth in the number of DSL customers; (ii) $34.5 million of revenues contributed by Madison River and (iii) $16.8 million of one-time revenues recorded in third quarter 2007 upon expiration of the above-described regulatory monitoring period. Such increases were partially offset by a $5.4 million decrease in special access revenues primarily due to certain customers disconnecting circuits and a $5.1 million decrease in dial-up Internet revenues due to a decline in the number of dial-up customers.
     Data revenues increased $32.7 million (10.3%) in 2006, substantially due to a $54.0 million increase in DSL-related revenues primarily due to growth in the number of high-speed Internet customers. Such increase was partially offset by a decrease in prior year revenue settlements due to the above-described recognition of approximately $11.4 million of revenues in third quarter 2005 upon the lapse of a regulatory monitoring period and a $4.9 million decrease due to a reduced number of dial-up Internet customers.

     Fiber transport and CLEC. Our fiber transport and CLEC revenues include revenues from our fiber transport, competitive local exchange carrier (“CLEC”) and security monitoring businesses. Fiber transport and CLEC revenues increased $10.2 million (6.9%) in 2007, of which $8.7 million was due to growth in our incumbent fiber transport business and $4.8 million was contributed by Madison River. Such increases were partially offset by a $3.5 million decrease in CLEC revenues primarily due to customer disconnects.
     Fiber transport and CLEC revenues increased $33.6 million (29.1%) in 2006, of which $24.4 million was due to revenues from the fiber assets acquired on June 30, 2005 from KMC and $8.5 million was attributable to growth in our incumbent fiber transport business.
     Other revenues. We derive other revenues primarily by (i) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring, (ii) providing billing and collection services for third parties, (iii) participating in the publication of local directories and (iv) providing new service offerings, principally consisting of our new video and wireless reseller services. Other revenues increased $8.0 million (4.1%) in 2007. Such increase was primarily due to $13.9 million of revenues contributed by Madison River. In connection with receiving a one-time reimbursement as a result of our above-described change in our contractual relationship with our satellite television service provider, we recorded a $1.9 million one-time increase to revenues in 2007. The impact of the change in the arrangement from a gross to a net revenue presentation resulted in an $8.2 million decrease in recurring revenues for the twelve months ended December 31, 2007 compared to 2006.
     Other revenues increased $14.0 million (7.7%) during 2006 primarily due to a $12.1 million increase in revenues of our video and wireless reseller offerings and a $2.5 million increase in directory revenues.
Operating Expenses

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization)	$937,375	888,414	821,929
Selling, general and administrative	389,533	370,272	388,989
Depreciation and amortization	536,255	523,506	531,931

Operating expenses	$1,863,163	1,782,192	1,742,849

     Cost of services and products. Cost of services and products increased $49.0 million (5.5%) in 2007 primarily due to (i) $52.5 million of costs incurred by our Madison River properties; (ii) a $20.9 million increase in DSL-related expenses due to growth in the number of DSL customers; (iii) a $16.6 million impairment charge related to certain of our CLEC assets that we expect to sell in the near term; and (iv) a

$7.8 million increase in expenses associated with pole attachments primarily due to rate increases. Such increases were partially offset by (i) a $33.1 million decrease in salaries and benefits due to costs associated with workforce reductions in 2006 and due to fewer incumbent employees resulting from our recent workforce reductions and (ii) a $19.7 million decrease in expenses associated with our satellite television service offering due to a change in our arrangement as mentioned above (such reduction includes a $4.1 million one-time reimbursement of costs received from the service provider in 2007 in connection with the change in the arrangement, as described above).
     Cost of services and products increased $66.5 million (8.1%) in 2006 primarily due to (i) an $18.9 million increase in expenses incurred by the properties acquired from KMC; (ii) an $18.3 million increase in costs associated with growth in our long distance business; (iii) a $14.3 million increase in expenses associated with our video and wireless reseller service offerings; (iv) an $11.5 million increase in Internet operating expenses primarily due to growth in the number of high-speed Internet customers; and (v) $8.6 million of severance and related costs associated with our workforce reduction in 2006 (see Note 8).
     Selling, general and administrative. Selling, general and administrative expenses increased $19.3 million (5.2%) in 2007 primarily due to (i) $16.4 million of costs incurred by Madison River; (ii) an $8.2 million increase in salaries and benefits; and (iii) a $5.6 million increase in sales and marketing expenses. Such increases were partially offset by (i) a $5.7 million reduction in bad debt expense and (ii) a $4.3 million decrease in information technology expenses.
     Selling, general and administrative expenses decreased $18.7 million (4.8%) in 2006 primarily due to an $11.0 million decrease in marketing expenses; a $10.6 million reduction in information technology expenses; an $8.7 million reduction in bad debt expense; and a $5.8 million decrease in operating taxes. These decreases were partially offset by a $9.9 million increase in salaries and benefits and a $5.5 million increae in expenses incurred from the properties acquired from KMC.
     Depreciation and amortization. Depreciation and amortization increased $12.7 million (2.4%) in 2007 primarily due to $32.5 million of depreciation and amortization incurred by Madison River and a $14.8 million increase due to higher levels of plant in service. Such increases were substantially offset by a $31.7 million reduction in depreciation expense due to certain assets becoming fully depreciated.
     Depreciation and amortization decreased $8.4 million (1.6%) in 2006, primarily due to a $25.3 million reduction in depreciation expense due to certain assets becoming fully depreciated. Such decrease was partially offset by (i) a $16.6 million increase due to higher levels of plant in service and (ii) a $3.1 million increase due to depreciation and amortization of the properties acquired from KMC.

     Other. For additional information regarding certain matters that have impacted or may impact our operations, see “Regulation and Competition”.
Interest Expense
     Interest expense increased $16.9 million (8.6%) in 2007 compared to 2006. A $22.7 million increase due to increased average debt outstanding (primarily due to the $750 million of senior notes issued in March 2007 to fund the Madison River acquisition) was partially offset by a $5.9 million decrease due to lower average interest rates.
     Interest expense decreased $5.8 million (2.9%) in 2006 compared to 2005 as a $10.5 million decrease due primarily to a decrease in average debt outstanding was partially offset by a $7.1 million increase due to higher average interest rates.
Other Income (Expense)
     Other income (expense) includes the effects of certain items not directly related to our core operations, including gains or losses from nonoperating asset dispositions and impairments, our share of the income from our 49% interest in a cellular partnership, interest income and allowance for funds used during construction. Other income (expense) was $38.8 million in 2007, $121.6 million in 2006 and $3.2 million in 2005. The years 2007, 2006 and 2005 were impacted by certain charges and credits that are not expected to occur in the future. The year 2007 include a non-recurring pre-tax gain of $10.4 million related to the sale of our interest in a real estate partnership and a $5.2 million pre-tax gain resulting from the final distribution of funds from the RTB redemption mentioned below. Included in 2006 were pre-tax gains of approximately $118.6 million (substantially all of which related to the redemption of our RTB stock upon dissolution of the RTB), which was partially offset by pre-tax charges of approximately $11.7 million due to the impairment of certain non-operating investments. Included in 2005 was (i) a $16.2 million pre-tax charge due to the impairment of a non-operating investment; (ii) a $4.8 million debt extinguishment expense related to purchasing and retiring approximately $400 million of our Senior J notes; (iii) $3.2 million of non-recurring interest income related to the settlement of various income tax audits; and (iv) a $3.5 million gain from the sale of a non-operating investment.
     Our share of income from our 49% interest in a cellular partnership increased $8.7 million in 2007 compared to 2006. Such increase was partially due to favorable adjustments recorded in 2007 that resulted from the unaffiliated general partner completing the audited financial statements of this partnership for the years ended December 31, 2006 and 2005. Previously for these time periods, we had recorded our share of the partnership income based on unaudited results of operations.

Income Tax Expense
     The effective income tax rate was 32.4%, 37.4%, and 37.8% for 2007, 2006 and 2005, respectively. Income tax expense was reduced by approximately $32.7 million in 2007 due to the recognition of previously unrecognized tax benefits (see below and Note 12). Income tax expense was reduced by approximately $6.4 million in 2006 due to the resolution of various income tax audit issues.
     Income tax expense for 2005 was increased by $19.5 million as a result of increasing the valuation allowance related to net state operating loss carryforwards. This increase was primarily due to changes in state income tax laws and other factors which impacted the projections of future taxable income. This tax expense increase was more than offset by (i) a reduction of state income tax reserves ($11.6 million, net of federal income tax benefit); (ii) a reduction in our composite state income tax rate due to more income being apportioned to states with lower state tax rates ($8.5 million); and (iii) the favorable settlement of various federal income tax audits ($1.3 million).
Accounting Pronouncements
     In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 required us, effective January 1, 2007, to recognize and measure tax benefits taken or expected to be taken in a tax return and disclose uncertainties in income tax positions. See Note 12 for additional information related to our income tax uncertainties.
     In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required or permitted under other accounting pronouncements. SFAS 157 is effective for us beginning January 1, 2008. We currently do not expect SFAS 157 to have a material adverse effect on our results of operations.
     In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Plans and Other Postretirement Plans” (“SFAS 158”). SFAS 158 was effective for our December 31, 2006 balance sheet and required us to recognize the overfunded or underfunded status of our defined benefit and postretirement plans as an asset or liability on our balance sheet and to recognize changes in that funded status in the year in which the changes occur through adjustments to other comprehensive income (loss) and to stockholders’ equity, reflected in accumulated other comprehensive loss. As a result of the implementation of SFAS 158 on December 31, 2006, our non-current assets decreased $64.7 million, our current liabilities decreased $898,000, our non-current liabilities (excluding deferred income taxes) increased approximately $99.5 million, our deferred income taxes decreased approximately $65.4 million and our stockholders’ equity (reflected in accumulated other comprehensive loss) decreased approximately $97.9 million. See Note 1 for additional information.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet approach and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of the relevant quantitative and qualitative factors. We adopted SAB 108 in the fourth quarter of 2006. Upon the implementation of SAB 108, we recognized a net $9.7 million increase to January 1, 2006 retained earnings for the cumulative effect of correcting prior year uncorrected misstatements. See Note 1 for additional information.
     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset. Although we generally have no legal obligation to remove obsolete assets, depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”), have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. For these reasons, the adoption of SFAS 143 did not have a material effect on our financial statements. For our telephone operations acquired from Verizon in 2002 (which are not subject to SFAS 71) and our other non-regulated operations, we have not accrued a liability for anticipated removal costs related to tangible long-lived assets through an adjustment to our depreciation rates for these assets.
     On March 31, 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), an interpretation of SFAS 143. FIN 47, which was effective for fiscal years ending after December 15, 2005, clarifies that the recognition and measurement provisions of SFAS 143 apply to asset retirement obligations in which the timing or method of settlement may be conditional on a future event that may or may not be within control of the entity. We identified conditional asset retirement obligations for (i) asbestos removal in buildings, (ii) removal of underground storage tanks, (iii) our property located on public and private rights-of way and (iv) our property that is attached to poles owned by other utilities and municipalities. Due to a lack of historical experience from which to reasonably estimate a settlement date or range of settlement dates, we concluded that an asset retirement obligation associated with our property located on rights-of-way is indeterminate. We also concluded that our conditional asset retirement obligations related to the removal of asbestos, underground storage tanks and our property that is attached to other entities’ poles was immaterial to our financial condition and results of operations and therefore has not been recognized.
Critical Accounting Policies
     Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate our estimates and assumptions including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) pension and postretirement benefits, (iv) intangible and long-lived assets and (v) income taxes. Actual results may differ from these estimates and assumptions. We believe these critical accounting policies discussed below involve a higher degree of judgment or complexity.
     Revenue recognition. Certain of our interstate network access and data revenues are based on tariffed access charges filed directly with the FCC; the remainder of such revenues is derived from revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association, with the exception of DSL-related revenues which were removed from our pooled interstate tariff filing effective July 1, 2006 and are now recognized as revenues when billed. During 2004, we began generally recognizing such interstate network access revenues at the authorized rate of return, unless the actual achieved or projected rate of return was lower than authorized.
     The Telecommunications Act of 1996 allows local exchange carriers to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Tariffs that have been “deemed lawful” in effect nullify an interexchange carrier’s ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. Certain of our telephone subsidiaries file interstate tariffs with the FCC using this streamlined filing approach. Since July 2004, we have recognized billings from our tariffs as revenue since we believe such tariffs are “deemed lawful”. There is no assurance that our future tariff filings will be “deemed lawful”. For those billings from tariffs prior to July 2004, we initially recorded as a deferred credit our earnings in excess of the authorized rate of return. Upon the lapse of the applicable regulatory monitoring periods, we recorded approximately $42.2 million as revenue in 2007 and approximately $35.9 million as revenue in 2005. We do not expect these favorable revenue settlements to reoccur in the future.
     Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount we ultimately expect to collect from customers and carriers. If circumstances change or economic conditions worsen such that our past collection experience is no longer relevant, we may need to increase our reserves from the levels reflected in our accompanying consolidated balance sheet.
     Pension and postretirement benefits. The amounts recognized in our financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining our pension and postretirement expense is the expected long-term rate of return on plan assets. For 2007 and 2006, we utilized an expected long-term rate of return on plan assets of 8.25%, which we believe reflects the expected long-term rates of return in the financial markets.
     Another assumption used in the determination of our pension and postretirement benefit plan obligations is the appropriate discount rate. Our discount rate at December 31, 2007 ranged from 6.3-6.5% compared to 5.75-5.80% at December 31, 2006, which we believe is the appropriate rate at which the pension and postretirement benefits could be effectively settled. Such rates were determined based on a discounted cash flow analysis of the expected cash outflows of our benefit plans. A 25 basis point decrease in the assumed discount rate would increase annual combined pension and postretirement expense approximately $1.7 million.
     Intangible and long-lived assets. We are subject to testing for impairment of long-lived assets under two accounting standards, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).
     SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment at least annually and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. We completed the required annual test of goodwill impairment (as of September 30, 2007) under SFAS 142 and determined our goodwill was not impaired as of such date.
     Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value. We recognized a $16.6 million pre-tax impairment charge in 2007 related to certain of our CLEC assets that we expect to sell.
     Income taxes. We estimate our current and deferred income taxes based on our assessment of the future tax consequences of transactions that have been reflected in our financial statements or applicable tax returns. Actual income taxes paid could vary from these estimates due to future changes in income tax law or the resolution of audits by federal and state taxing authorities. We maintain liabilities for unrecognized tax benefits for various uncertain tax positions taken in our tax returns. These liabilities are estimated based on our judgment of the probable outcome of the uncertain tax positions and are adjusted periodically based on changing facts and circumstances. Changes to the liabilities for unrecognized tax benefits could materially affect operating results in the period of change. During 2007, we released approximately $32.7 million of previously unrecognized tax benefits (including related interest and net of federal benefit) in accordance with FIN 48. Such benefit was recorded primarily as a result of the favorable resolution of audits, administrative practices and the lapse of statute of limitations in certain jurisdictions. See Note 12 for additional information regarding our unrecognized tax benefits.
     For additional information on our critical accounting policies, see “Accounting Pronouncements” and “Regulation and Competition — Other Matters” below, and the footnotes to our consolidated financial statements included elsewhere herein.
Inflation
     Historically, we have mitigated the effects of increased costs by recovering over time certain costs applicable to our regulated telephone operations through the rate-making process. However, LECs operating over 72% of our total access lines are now governed by state alternative regulation plans, some of which restrict or delay our ability to recover increased costs. Additional future regulatory changes and competitive situations may further alter our ability to recover increased costs in our regulated operations. For the properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes for certain revenue components are limited to the rate of inflation. As operating expenses in our nonregulated lines of business increase as a result of inflation, we, to the extent permitted by competition, attempt to recover the costs by increasing prices for our services and equipment.
MARKET RISK
     We are exposed to market risk from changes in interest rates on our long-term debt obligations. We have estimated our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.
     At December 31, 2007, the fair value of our long-term debt was estimated to be $3.0 billion based on the overall weighted average rate of our long-term debt of 6.6% and an overall weighted maturity of 8 years compared to terms and rates available on such date in long-term financing markets. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 66 basis points in interest rates (ten percent of our overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $106 million decrease in the fair value of our long-term debt. As of December 31, 2007, after giving effect to interest rate swaps currently in place, approximately 83% of our long-term debt obligations were fixed rate.
     We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, we use derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. We periodically review our exposure to interest rate fluctuations and implement strategies to manage the exposure.
     At December 31, 2007, we had outstanding four fair value interest rate hedges associated with the full $500 million aggregate principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are “fixed to variable” interest rate swaps that effectively convert our fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate (“LIBOR”) plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. During 2007, we realized an average interest rate under these hedges of 8.70% and interest expense was greater than it would have otherwise been by $4.1 million during 2007 as a result of these hedges. The aggregate fair market value of these hedges was $3.0 million at December 31, 2007 and is reflected both as an asset and as an increase in our underlying long-term debt on the December 31, 2007 balance sheet. With respect to each of these hedges, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $9.6 million decrease in the fair value of these hedges at December 31, 2007, and would also increase our interest expense.
     In third quarter 2007, we entered into a hedge transaction that effectively locked-in the interest rate for the six-month period ended February 2008 related to the $500 million of Series L notes that previously were effectively converted to variable rate notes pursuant to the “fixed to variable” interest rate swaps described above. This hedge did not qualify for hedge accounting treatment and therefore is adjusted to its fair value each period (with a corresponding adjustment through the income statement).
     In January 2008, we terminated all of our existing derivatives (including those described above) and received a net cash settlement of approximately $20.7 million in connection therewith. See Note 20 for additional information regarding the termination of our derivatives.
     In anticipation of the issuance of Senior Notes in connection with the Madison River acquisition, we entered into four cash flow hedges that effectively locked in the interest rate on an aggregate of $400 million of debt. The issuance of these Senior Notes was completed in late March 2007 with the issuance of $500 million of 6.0% Senior Notes, due 2017, and $250 million of 5.5% Senior Notes, due 2013. We locked in the interest rate on (i) $200 million of 10-year debt at 5.0675% and (ii) $200 million of 10-year debt at 5.05%. In March 2007, upon settlement of the hedges, we received an aggregate of $765,000 cash, which is being amortized as a reduction of interest expense over the 10-year term of the debt.
     During 2007, we also reviewed our exposure to risks related to the assets in our investment portfolios (including our pension plan assets) in connection with the market volatility related to the sub-prime credit market issues and other economic factors. These unfavorable economic factors did not have a material adverse impact on the valuation of the assets in our investment portfolios.
     Certain shortcomings are inherent in the method of analysis presented in the computation of fair value of financial instruments. Actual values may differ from those presented if market conditions vary from assumptions used in the fair value calculations. The analysis above incorporates only those risk exposures that existed as of December 31, 2007.
LIQUIDITY AND CAPITAL RESOURCES
     Excluding cash used for acquisitions, we rely on cash provided by operations to provide for our cash needs. Our operations have historically provided a stable source of cash flow which has helped us continue our long-term program of capital improvements.
     Operating activities. Net cash provided by operating activities was $1.0 billion, $840.7 million and $967.1 million in 2007, 2006 and 2005, respectively. Our accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. As relief from the effects of Hurricane Katrina, certain of our affected subsidiaries were granted a deferral from making their remaining 2005 estimated federal income and excise tax payments until 2006. During 2006, we made payments of approximately $75 million to satisfy our remaining 2005 estimated payments. For additional information relating to our operations, see “Results of Operations” above.
     Investing activities. Net cash used in investing activities was $619.2 million, $193.7 million and $483.7 million in 2007, 2006 and 2005, respectively. We used $306.8 million of cash (net of approximately $20.0 million of acquired cash) to purchase Madison River Communications Corp. (“Madison River”) and pay related closing costs on April 30, 2007 (see below and Note 2 for additional information). Cash used for acquisitions was $75.5 million in 2005 (due to the acquisition of fiber assets in 16 metropolitan markets from KMC). We received approximately $122.8 million cash from the redemption of our RTB stock upon dissolution of the RTB during 2006. See Note 15 for additional information. Capital expenditures during 2007, 2006 and 2005 were $326.0 million, $314.1 million and $414.9 million, respectively.
     Financing activities. Net cash used in financing activities was $402.1 million in 2007, $780.2 million in 2006 and $491.7 million in 2005. In late March 2007, we publicly issued an aggregate of $750 million of Senior Notes (see Note 5 for additional information). The net proceeds from the issuance of such Senior Notes aggregated approximately $741.8 million and were used (along with cash on hand and approximately $50 million of borrowings under our commercial paper program) to (i) finance the initial purchase price for the April 30, 2007 acquisition of Madison River ($322 million) and (ii) pay off Madison River’s existing indebtedness (including accrued interest) at closing ($522 million). We invested the cash proceeds from the debt offering in short-term cash equivalents prior to the acquisition of Madison River. Payments of debt were $713.0 million in 2007, $82.0 million in 2006 and $693.3 million in 2005.

     In accordance with previously announced stock repurchase programs, we repurchased 10.2 million shares (for $460.7 million), 21.4 million shares (for $802.2 million), and 16.4 million shares (for $551.8 million) in 2007, 2006 and 2005, respectively. The 2006 repurchases include 14.36 million shares repurchased (for an aggregate final adjusted price of approximately $528.4 million) under accelerated share repurchase agreements with investment banks (see Note 9 for additional information). We initially funded purchases under these agreements principally through borrowings under our $750 million credit facility and cash on hand and subsequently refinanced the credit facility borrowings through the issuance of short-term commercial paper. The 2005 repurchases include 12.9 million shares repurchased (for an aggregate final price of $437.5 million) under accelerated share repurchase agreements (see below and Note 9 to the accompanying financial statements for additional information).
     As described further in Note 5, we called for redemption on August 14, 2007, all of our $165 million aggregate principal amount of Series K convertible senior debentures, subject to the right of holders to convert their debentures into shares of our common stock at a conversion price of $40.455. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest).
     In February 2005, we remarketed substantially all of our $500 million of outstanding Series J senior notes due 2007 at an interest rate of 4.628%. We received no proceeds in connection with the remarketing as all proceeds were held in trust to secure the obligation of our equity unit holders to purchase common stock from us on May 16, 2005. In connection with the remarketing, we purchased and retired approximately $400 million of the notes, resulting in approximately $100 million remaining outstanding through their maturity in May 2007. We incurred a pre-tax charge of approximately $6 million in the first quarter of 2005 related to purchasing and retiring the notes. We purchased such notes with proceeds from the February 2005 issuance of $350 million of 5% senior notes, Series M, due 2015 and cash on hand.
     On May 16, 2005, upon settlement of 15.9 million of our outstanding equity units, we received proceeds of approximately $398.2 million and issued approximately 12.9 million common shares. In late May 2005, we entered into accelerated share repurchase agreements with investment banks whereby we repurchased and retired 12.9 million shares of common stock for an aggregate final price of $437.5 million, the proceeds of which came from the settlement of the equity units mentioned above and cash on hand.
     Other. For 2008, we have budgeted $300 million for capital expenditures. In 2006, we concluded that our prior extensive capital investment in our wireline network permitted us to reduce network capital spending to maintenance levels. Our 2008 capital expenditure budget also includes amounts for expanding our new service offerings and expanding our data networks.
     In the first quarter of 2008, we paid a $25.0 million deposit to the FCC to enable us to participate in its auction of 700 MHz spectrum, which is still ongoing. Our deposit will be credited against the cost of any spectrum purchased by us in the auction.
     The following table contains certain information concerning our material contractual obligations as of December 31, 2007.

	Payments due by period
Contractual					After
obligations	Total	2008	2009-2010	2011-2012	2012 and Other
		(Dollars in thousands)
Long-term debt, including current maturities and capital lease obligations (1)	$3,014,255	279,898	528,143	522,587	1,683,627
Interest on long- term debt obligations	$1,525,455	187,192	359,314	266,915	712,034
Unrecognized tax benefits (2)	$31,981	—	—	—	31,981

(1)	For additional information on the terms of our outstanding debt instruments, see Note 5 to the consolidated financial statements included below.

(2)	Represents the amount of tax and interest we would pay assuming we are required to pay the entire amount that we have reserved for our unrecognized tax benefits (see Note 12 for additional information). The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “After 2012 and Other” column in the above table.
     We continually evaluate the possibility of acquiring additional communications operations and expect to continue our long-term strategy of pursuing the acquisition of attractively-priced communications properties in exchange for cash, securities or both. At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement. We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations. Approximately 4.1 million shares of our common stock and 200,000 shares of our preferred stock remain available for future issuance in connection with acquisitions under our acquisition shelf registration statement. We also have access to debt and equity capital markets.

     We have available a five-year, $750 million revolving credit facility which expires in December 2011. The credit facility contains financial covenants that require us to meet a consolidated leverage ratio (as defined in the facility) not exceeding 4 to 1 and a minimum interest coverage ratio (as defined in the facility) of at least 1.5 to 1. The interest rate on revolving loans under the facility is based on our choice of several prevailing commercial lending rates plus an additional margin that varies depending on our credit ratings and aggregate borrowings under the facility. We must pay a quarterly commitment fee on the unutilized portion of the facility, the amount of which varies based on our credit ratings. Up to $150 million of the credit facility can be used for letters of credit, which reduces the amount available for other extensions of credit. Available borrowings under our credit facility are also effectively reduced by any outstanding borrowings under our commercial paper program. Our commercial paper program borrowings in turn are effectively limited to the total amount available under our credit facility. As of December 31, 2007, we had no amounts outstanding under our credit facility or commercial paper program.
     Moody’s Investors Service (“Moody’s”) rates our long-term debt Baa2 (with a stable outlook) and Standard & Poor’s (“S&P”) rates our long-term debt BBB (with a negative outlook). Our commercial paper program is rated P2 by Moody’s and A3 by S&P. Any downgrade in our credit ratings will increase our borrowing costs and commitment fees under our $750 million revolving credit facility. Downgrades could also restrict our access to the capital markets, increase our borrowing costs under new or replacement debt financings, or otherwise adversely affect the terms of future borrowings by, among other things, increasing the scope of our debt covenants and decreasing our financial or operating flexibility.
     The following table reflects our debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31, 2007, 2006 and 2005. Our debt to capitalization ratio has increased primarily due to share repurchases we have made during the last few years.

	2007	2006	2005

Debt to total capitalization	46.9%	44.8	42.3
Ratio of earnings to fixed charges and preferred stock dividends*	3.87	3.97	3.60

*	For purposes of the chart above, “earnings” consist of income before income taxes and fixed charges, and “fixed charges” include our interest expense, including amortized debt issuance costs, and our preferred stock dividend costs.

REGULATION AND COMPETITION
     The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.
     Events affecting the communications industry. Wireless telephone services increasingly constitute a significant source of competition with LEC services, especially since wireless carriers have begun to compete effectively on the basis of price with more traditional telephone services. As a result, some customers have chosen to completely forego use of traditional wireline phone service and instead rely solely on wireless service for voice services. We anticipate this trend will continue, particularly if wireless service providers continue to expand their coverage areas, reduce their rates, offer fixed-rate calling plans, improve the quality of their services, and offer enhanced new services.
     In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the “1996 Act”), which obligates LECs to permit competitors to interconnect their facilities to the LEC’s network and to take various other steps that are designed to promote competition. Under the 1996 Act’s rural telephone company exemption, approximately half of our telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.
     Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the reduction of regulatory oversight of LECs. These cumulative changes, coupled with various technological developments, have led to the continued growth of various companies providing services that compete with LECs’ services.
     Federal USF programs have undergone substantial changes since 1997, and are expected to experience more changes in the coming years as modernization of the overall program moves forward. As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies by adopting an interim mechanism for a five-year period based on embedded, or historical, costs that provide relatively predictable levels of support to many LECs, including substantially all of our LECs. In May 2006, the FCC extended this interim mechanism until such time that new high-cost support rules are adopted for rural telephone companies. Wireless and other competitive service providers continue to seek to qualify to receive USF support. This trend, coupled with changes in usage of telecommunications services, have placed stress on the funding mechanism of the USF, which is subject to annual caps on disbursements. These developments have placed additional financial pressure on the amount of money that is necessary and available to provide support to all eligible service providers, including support payments we receive from the USF High Cost Loop support program. While our 2007 USF High Cost Loop support program receipts approximated 2006 levels, we anticipate that our 2008 revenues from the USF High Cost Loop support program will be lower than 2007 by approximately $14-17 million.
     Since May 2007, the FCC and the Federal-State Joint Board on Universal Service have each proposed a series of reforms that could, if adopted, substantially restructure current USF programs. Until the FCC acts on those recommendations or issues final rules, we cannot estimate the impact that such proposals would have on our operations. In addition, there are a number of judicial appeals challenging several aspects of the FCC’s universal service rules and various Congressional proposals seeking to substantially modify USF programs, none of which have been resolved at this time. We will continue to be active in monitoring these developments.
     Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Additionally, several large electric utilities have announced plans to offer communications services that compete with LECs. Improvements in the quality of “Voice-over-Internet Protocol” (“VoIP”) service have led several cable, Internet, data and other communications companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers frequently use existing broadband networks to deliver flat-rate, all distance calling plans that may offer features that cannot readily be provided by traditional LECs and may be priced below those currently charged for traditional local and long distance telephone services. In late 2003, the FCC initiated rulemaking proceedings to address the regulation of VoIP, and has adopted orders establishing some initial broad regulatory guidelines. There can be no assurance that future rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for our customers.
     In 2003, the FCC opened a broad intercarrier compensation proceeding with the ultimate goal of creating a uniform mechanism to be used by the entire telecommunications industry for payments between carriers originating, terminating, carrying or delivering telecommunications traffic. The FCC has received intercarrier compensation proposals from several industry groups, and industry negotiations are continuing with the goal of developing a consensus plan that addresses the concerns of carriers from all industry segments. Until the FCC’s proceeding concludes and the changes, if any, to the existing rules are established, we cannot estimate the impact this proceeding will have on our results of operations.

     Many cable, entertainment, technology or other communication companies that previously offered a limited range of services are now, like us, offering diversified bundles of services. As such, a growing number of companies are competing to serve the communications needs of the same customer base. Several of these companies started offering full service bundles before us, which could give them an advantage in building customer loyalty.
     Recent events affecting us. During the last few years, all of the states in which we provide telephone services have taken legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in our service areas has increased in recent years, especially in the markets acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.
     Certain long distance carriers continue to request that certain of our LECs reduce their intrastate access tariffed rates. In addition, we have recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless, electronic mail and other optional calling services. In 2007 we incurred a reduction in our intrastate revenues of approximately $20.9 million compared to 2006 primarily due to these factors. The corresponding decrease in 2006 compared to 2005 was $19.2 million. We believe this trend of decreased intrastate minutes will continue in 2008, although the magnitude of such decrease is uncertain.
     We expect our operating revenues in 2008 to decline as we continue to experience downward pressure primarily due to continued access line losses, reduced network access revenues and lower prior year revenue settlement amounts. We expect such declines to be partially offset primarily due to increased demand for our high-speed Internet service offering and the impact of recognizing a full year of revenues associated with our Madison River properties acquired in April 2007.
     For a more complete description of regulation and competition impacting our operations and various attendant risks, please see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2007.
     Other matters. Our regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We are monitoring the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future.
     Statement of Financial Accounting Standards No. 101, “Regulated Enterprises – Accounting for the Discontinuance of Application of FASB Statement No. 71” (“SFAS 101”), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by nonregulated enterprises. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to SFAS 71 have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.
     Our consolidated balance sheet as of December 31, 2007 included regulatory liabilities of approximately $198.4 million related to estimated removal costs embedded in accumulated depreciation (as described above). Net deferred income tax assets related to the regulatory assets and liabilities quantified above were $77.0 million.
     When and if our regulated operations no longer qualify for the application of SFAS 71, we currently do not expect to record any impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, we would be required to revise the lives of our property, plant and equipment to reflect the estimated useful lives of the assets. We currently do not expect such revisions in asset lives will have a material impact on our results of operations. Upon the discontinuance of SFAS 71, we also would be required to eliminate certain intercompany transactions with regulated affiliates that currently are not eliminated under the application of SFAS 71. For the year ended December 31, 2007, approximately $146 million of revenues (and related costs) would have been eliminated had we not been subject to the provisions of SFAS 71. Such elimination would have had no impact on total operating income. For regulatory purposes, the accounting and reporting of our telephone subsidiaries will not be affected by the discontinued application of SFAS 71.
     We have certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2007 have not been material, and we currently do not believe that such costs will become material.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management
The Shareholders
CenturyTel, Inc.:
     Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.
     Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).
     Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective as of December 31, 2007. The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by KPMG LLP, as stated in their report which is included herein.
     On April 30, 2007, CenturyTel, Inc. (“CenturyTel”) acquired Madison River Communications Corp. (“Madison River”) and management excluded from its assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007, Madison River’s internal control over financial reporting associated with total assets of $967.9 million and total revenues of $130.5 million included in the consolidated financial statements of CenturyTel as of and for the year ended December 31, 2007.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer
February 29, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 12 to the consolidated financial statements, effective January 1, 2007 the Company changed its method of accounting for uncertain tax positions. In addition, as discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based payments (effective January 1, 2006) and pension and postretirement benefits (as of December 31, 2006).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Shreveport, Louisiana
February 29, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited CenturyTel, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, CenturyTel, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     On April 30, 2007, CenturyTel, Inc. (“CenturyTel”) acquired Madison River Communications Corp. (“Madison River”) and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2007, Madison River’s internal control over financial reporting associated with total assets of $967.9 million and total revenues of $130.5 million included in the consolidated financial statements of CenturyTel as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Madison River.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Shreveport, Louisiana
February 29, 2008

CENTURYTEL, INC.
Consolidated Statements of Income

	Year ended December 31,
	2007	2006	2005
	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES	$2,656,241	2,447,730	2,479,252

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	937,375	888,414	821,929
Selling, general and administrative	389,533	370,272	388,989
Depreciation and amortization	536,255	523,506	531,931

Total operating expenses	1,863,163	1,782,192	1,742,849

OPERATING INCOME	793,078	665,538	736,403

OTHER INCOME (EXPENSE)
Interest expense	(212,906)	(195,957)	(201,801)
Other income (expense)	38,770	121,568	3,168

Total other income (expense)	(174,136)	(74,389)	(198,633)

INCOME BEFORE INCOME TAX EXPENSE	618,942	591,149	537,770
Income tax expense	200,572	221,122	203,291

NET INCOME	$418,370	370,027	334,479

BASIC EARNINGS PER SHARE	$3.82	3.17	2.55

DILUTED EARNINGS PER SHARE	$3.72	3.07	2.49

DIVIDENDS PER COMMON SHARE	$.26	.25	.24

AVERAGE BASIC SHARES OUTSTANDING	109,360	116,671	130,841

AVERAGE DILUTED SHARES OUTSTANDING	113,094	122,229	136,087

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2007	2006	2005
	(Dollars in thousands)
NET INCOME	$418,370	370,027	334,479

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Minimum pension liability adjustment, net of $965 and $1,438 tax	—	1,548	2,307
Unrealized holding gains related to marketable securities arising during the period, net of $547, $411 and $165 tax	877	659	264
Derivative instruments:
Net gains (losses) on derivatives hedging variability of cash flows, net of $294 and ($2,606) tax	471	—	(4,180)
Reclassification adjustment for gains (losses) included in net income, net of $254, $234 and $202 tax	407	375	324
Items related to employee benefit plans*:
Change in net actuarial loss, net of $28,583 tax	52,485	—	—
Change in net prior service credit, net of $1,724 tax	2,766	—	—
Reclassification adjustment for gains (losses) included in net income:
Amortization of net actuarial loss, net of $4,409 tax	6,554	—	—
Amortization of net prior service credit, net of ($771) tax	(1,236)	—	—
Amortization of unrecognized transition asset, net of ($55) tax	(89)	—	—

Net change in other comprehensive income (loss) (net of reclassification adjustment), net of taxes	62,235	2,582	(1,285)

COMPREHENSIVE INCOME	$480,605	372,609	333,194

*	Reflected in 2007 due to the December 31, 2006 adoption of SFAS 158.
See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Balance Sheets

	December 31,
	2007	2006
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,402	25,668
Accounts receivable
Customers, less allowance of $12,129 and $11,321	152,809	150,892
Interexchange carriers and other, less allowance of $8,232 and $9,584	70,218	76,454
Materials and supplies, at average cost	8,558	6,628
Other	26,412	30,475

Total current assets	292,399	290,117

NET PROPERTY, PLANT AND EQUIPMENT	3,108,376	3,109,277

GOODWILL AND OTHER ASSETS
Goodwill	4,010,916	3,431,136
Other	772,862	610,477

Total goodwill and other assets	4,783,778	4,041,613

TOTAL ASSETS	$8,184,553	7,441,007

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$279,898	155,012
Short-term debt	—	23,000
Accounts payable	120,381	129,350
Accrued expenses and other current liabilities
Salaries and benefits	64,380	54,100
Income taxes	54,233	60,522
Other taxes	48,961	46,890
Interest	80,103	73,725
Other	30,942	23,352
Advance billings and customer deposits	57,637	51,614

Total current liabilities	736,535	617,565

LONG-TERM DEBT	2,734,357	2,412,852

DEFERRED CREDITS AND OTHER LIABILITIES	1,304,456	1,219,639

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 350,000,000 shares, issued and outstanding 108,491,736 and 113,253,889 shares	108,492	113,254
Paid-in capital	91,147	24,256
Accumulated other comprehensive loss, net of tax	(42,707)	(104,942)
Retained earnings	3,245,302	3,150,933
Preferred stock — non-redeemable	6,971	7,450

Total stockholders’ equity	3,409,205	3,190,951

TOTAL LIABILITIES AND EQUITY	$8,184,553	7,441,007

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2007	2006	2005
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$418,370	370,027	334,479
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	536,255	523,506	531,931
Gains on asset dispositions	(15,643)	(118,649)	(3,500)
Deferred income taxes	1,018	49,685	69,530
Share-based compensation	19,962	11,904	4,721
Income from unconsolidated cellular entity	(14,578)	(5,861)	(4,910)
Distributions from unconsolidated cellular entity	10,229	—	2,339
Changes in current assets and current liabilities
Accounts receivable	15,920	7,909	(685)
Accounts payable	(13,698)	24,906	(37,174)
Accrued taxes	11,604	(49,735)	72,971
Other current assets and other current liabilities, net	23,782	10,269	(8,111)
Retirement benefits	27,350	5,963	(16,815)
Excess tax benefits from share-based compensation	(6,427)	(12,034)	—
Decrease in noncurrent assets	12,718	9,078	1,973
Increase (decrease) in other noncurrent liabilities	(20,781)	709	2,638
Other, net	23,905	13,042	17,691

Net cash provided by operating activities	1,029,986	840,719	967,078

INVESTING ACTIVITIES
Payments for property, plant and equipment	(326,045)	(314,071)	(414,872)
Proceeds from redemption of Rural Telephone Bank stock	5,206	122,819	—
Proceeds from sale of assets	8,231	5,865	4,000
Acquisitions, net of cash acquired	(306,805)	—	(75,453)
Investment in unconsolidated cellular entity	(2,667)	(5,222)	—
Other, net	2,892	(3,122)	2,594

Net cash used in investing activities	(619,188)	(193,731)	(483,731)

FINANCING ACTIVITIES
Payments of debt	(712,980)	(81,995)	(693,345)
Proceeds from issuance of debt	741,840	23,000	344,173
Repurchase of common stock	(460,676)	(802,188)	(551,759)
Settlement of equity units	—	—	398,164
Proceeds from issuance of common stock	49,404	97,803	50,374
Settlements of interest rate hedge contracts	765	—	(7,357)
Excess tax benefits from share-based compensation	6,427	12,034	—
Cash dividends	(29,052)	(29,203)	(31,862)
Other, net	2,208	383	(104)

Net cash used in financing activities	(402,064)	(780,166)	(491,716)

Net increase (decrease) in cash and cash equivalents	8,734	(133,178)	(8,369)
Cash and cash equivalents at beginning of year	25,668	158,846	167,215

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,402	25,668	158,846

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Stockholders’ Equity

	Year ended December 31,
	2007	2006	2005
	(Dollars, except per share amounts,
	and shares in thousands)
COMMON STOCK (represents dollars and shares)
Balance at beginning of year	$113,254	131,074	132,374
Repurchase of common stock	(10,213)	(21,432)	(16,409)
Conversion of debt into common stock	3,699	—	—
Issuance of common stock upon settlement of equity units	—	—	12,881
Conversion of preferred stock into common stock	26	22	7
Issuance of common stock through dividend reinvestment, incentive and benefit plans	1,726	3,590	2,221

Balance at end of year	108,492	113,254	131,074

PAID-IN CAPITAL
Balance at beginning of year	24,256	129,806	222,205
Repurchase of common stock	(155,036)	(222,998)	(535,350)
Conversion of debt into common stock	142,732	—	—
Issuance of common stock upon settlement of equity units	—	—	385,283
Issuance of common stock through dividend reinvestment, incentive and benefit plans	47,678	94,213	48,153
Conversion of preferred stock into common stock	453	378	118
Excess tax benefits from share-based compensation	6,427	12,034	—
Share based compensation and other	24,637	10,823	9,397

Balance at end of year	91,147	24,256	129,806

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX
Balance at beginning of year	(104,942)	(9,619)	(8,334)
Effect of adoption of SFAS 158, net of tax (see Note 1)	—	(97,905)	—
Net change in other comprehensive income (loss) (net of reclassification adjustment), net of tax	62,235	2,582	(1,285)

Balance at end of year	(42,707)	(104,942)	(9,619)

RETAINED EARNINGS
Balance at beginning of year	3,150,933	3,358,162	3,055,545
Net income	418,370	370,027	334,479
Repurchase of common stock	(295,427)	(557,758)	—
Cumulative effect of adoption of SAB 108 (see Note 1)	—	9,705	—
Cumulative effect of adoption of FIN 48 (see Note 12)	478	—	—
Cash dividends declared
Common stock — $.26, $.25 and $.24 per share	(28,684)	(28,823)	(31,466)
Preferred stock	(368)	(380)	(396)

Balance at end of year	3,245,302	3,150,933	3,358,162

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	7,450	7,850	7,975
Conversion of preferred stock into common stock	(479)	(400)	(125)

Balance at end of year	6,971	7,450	7,850

TOTAL STOCKHOLDERS’ EQUITY	$3,409,205	3,190,951	3,617,273

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements
December 31, 2007
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation – Our consolidated financial statements include the accounts of CenturyTel, Inc. and its majority-owned subsidiaries.
Regulatory accounting – Our regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We are monitoring the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future. Our consolidated balance sheet as of December 31, 2007 included regulatory liabilities of approximately $198.4 million related to estimated removal costs embedded in accumulated depreciation (as required to be recorded by regulators). Net deferred income tax assets related to the regulatory assets and liabilities quantified above were $77.0 million.
Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
Revenue recognition – Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advanced billings and customer deposits on our balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes switched access services, nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided. Revenues from installation activities (along with the related costs) are deferred and amortized over the estimated life of the customer relationship.

     Certain of our telephone subsidiaries’ revenues are based on tariffed access charges filed directly with the Federal Communications Commission; the remainder of our telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue (except for broadband related revenues) and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through certain sharing arrangements are initially recorded based on our estimates.
Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the stated amount of applicable accounts receivable to the amount we ultimately expect to collect.
Property, plant and equipment – Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such average rates range from 2% to 20%.
     Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from two to 35 years.
Intangible assets – Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. We test impairment of goodwill at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). We base our estimates of the fair value of the reporting unit on valuation models using criterion such as multiples of earnings.
Long-lived assets – Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill) and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. During 2007, we recognized a $16.6 million pre-tax impairment charge in order to write-down the value of certain of our long-lived assets in certain of our CLEC markets to their estimated realizable value.
Affiliated transactions – Certain of our service subsidiaries provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to other subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by our telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with affiliates not subject to SFAS 71 has been eliminated.
Income taxes – We file a consolidated federal income tax return with our eligible subsidiaries. We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
Postretirement and pension plans – We adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Plans and Other Postretirement Plans” (“SFAS 158”) as of December 31, 2006. SFAS 158 requires us to recognize the overfunded or underfunded status of our defined benefit and postretirement plans as an asset or a liability on our balance sheet, with an adjustment to stockholders’ equity (reflected as an increase or decrease in accumulated other comprehensive income or loss). The incremental effect of applying SFAS 158 on individual line items of our balance sheet as of December 31, 2006 were as follows:

	Before		After
	Application of		Application of
	SFAS 158	Adjustments	SFAS 158

	(Dollars in thousands)
Other assets	$675,215	(64,738)	610,477
Total assets	$7,505,745	(64,738)	7,441,007
Accrued expenses and other current liabilities	$259,487	(898)	258,589
Deferred credits and other liabilities (excluding deferred income taxes)	$447,066	99,512	546,578
Deferred income taxes	$738,508	(65,447)	673,061
Total liabilities	$4,216,889	33,167	4,250,056
Accumulated other comprehensive loss, net of tax	$(7,037)	(97,905)	(104,942)
Total stockholders’ equity	$3,288,856	(97,905)	3,190,951

Cumulative effect adjustment – In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Results” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet approach and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of the relevant quantitative and qualitative factors.
     As of December 31, 2006, we identified two misstatements that previously were deemed immaterial using the income statement approach that are now deemed material upon application of the balance sheet approach. Such misstatements relate to (i) the failure to capitalize interest in connection with the development of our billing system, which began in the late 1990’s; and (ii) the failure to defer the revenues and costs associated with installation activities related to our service offerings. Using the guidance of SAB 108, we have recorded a net cumulative effect adjustment to retained earnings (as of January 1, 2006), which increased retained earnings approximately $9.7 million (presented on an after-tax basis). Of the $9.7 million net increase to retained earnings, approximately $14.0 million related to the capitalized interest adjustment, which was partially offset by a reduction to retained earnings of approximately $4.3 million related to the installation activities adjustment. We adjusted our results of operations for the first, second and third quarters of 2006 to reflect the ongoing application of the above. Such adjustments were immaterial to each quarter.
Stock-based compensation – Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, which requires us to measure our cost of awarding employees with equity instruments based upon the fair value of the award on the grant date. Prior to January 1, 2006, we accounted for our stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25. See Note 14 for additional information.
Derivative financial instruments – We account for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. SFAS 133, as amended, requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them. On the date a derivative contract is entered into, we designate the derivative as either a fair value or cash flow hedge. A hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment is a fair value hedge. A hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability is a cash flow hedge. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not, or is no longer, highly effective as a hedge, we would discontinue hedge accounting prospectively. We recognize all derivatives on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or stockholders’ equity (as a component of accumulated other comprehensive income (loss)), depending on whether the derivative is being used to hedge changes in the fair value or cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure. See Note 6 for additional information.
Earnings per share – Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the applicable accounting period. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period. See Note 13 for additional information.
Cash equivalents – We consider short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.
(2) ACQUISITIONS
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”) from Madison River Telephone Company, LLC for an initial aggregate purchase price of approximately $322 million cash. In connection with the acquisition, we also paid all of Madison River’s existing indebtedness (including accrued interest), which approximated $522 million. At the time of this acquisition, Madison River operated approximately 164,000 predominantly rural access lines in four states with more than 30% high-speed Internet penetration and its network included ownership in a 2,400 route mile fiber network. We believe this acquisition adds attractive markets with good demographics and growth prospects and its fiber network is complementary to our existing operations.
     We are accounting for the acquisition of Madison River as a purchase under the guidance of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). SFAS 141 requires us to record the assets acquired and liabilities assumed at their respective fair values. In accordance with SFAS 71, we recorded the fixed assets of Madison River’s regulated telephone operations at historical book value since those values are used to develop the rates we charge to our customers (which are approved by regulatory authorities).

     We have reflected the results of operations of the Madison River properties in our consolidated results of operations beginning May 1, 2007.
     The total cost of the Madison River acquisition through December 31, 2007 is composed of the following components (amounts in thousands):

Cash paid (1)	$321,516
Closing costs (2)	5,268

Total purchase price	$326,784

(1)	Reflects the cash payment of $671,000 we received in third quarter 2007 in accordance with the purchase agreement upon finalization of the working capital portion of the purchase price.

(2)	Closing costs primarily consist of advisory and legal fees incurred in connection with the acquisition.
     The purchase price has been allocated to the assets acquired and liabilities assumed as follows (amounts in thousands):

Current assets (1)	$33,761
Net property, plant and equipment	208,317
Identifiable intangible assets
Customer list	156,800
Franchise	6,400
Goodwill	579,780
Other assets	21,998
Current liabilities (2)	(25,578)
Long-term debt (2)	(520,000)
Deferred income taxes	(105,168)
Other liabilities	(29,526)

Total purchase price	$326,784

(1)	Includes approximately $20.0 million of acquired cash and cash equivalents.

(2)	We paid all the long-term debt and $2.2 million of related accrued interest (included in “current liabilities” in the above table) immediately after closing.
     On June 30, 2005, we acquired fiber assets in 16 metropolitan markets from KMC Telecom Holdings, Inc. (“KMC”) for approximately $75.5 million. The assets acquired and liabilities assumed have been reflected in our consolidated balance sheet based on a purchase price allocation determined by independent third parties. The vast majority of the purchase price was allocated to property, plant and equipment. The results of operations of the KMC properties are included in our results of operations beginning July 1, 2005.
(3) GOODWILL AND OTHER ASSETS
     Goodwill and other assets at December 31, 2007 and 2006 were composed of the following:

December 31,	2007	2006
	(Dollars in thousands)

Goodwill	$4,010,916	3,431,136
Billing system development costs, less accumulated amortization of $38,285 and $26,752	192,904	204,597
Cash surrender value of life insurance contracts	95,654	94,788
Deferred costs associated with installation activities	81,908	73,256
Pension asset	28,536	16,187
Intangible assets not subject to amortization	42,750	36,690
Marketable securities	35,811	32,235
Investment in unconsolidated cellular partnership	33,714	29,364
Deferred interest rate hedge contracts	23,692	23,134
Investment in debt security	22,807	22,209
Intangible assets subject to amortization
Customer list, less accumulated amortization of $18,149 and $7,022	163,160	18,072
Contract rights, less accumulated amortization of $4,186 and $3,256	—	930
Other	51,926	59,015

	$4,783,778	4,041,613

     Our goodwill was derived from numerous previous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired. Goodwill increased in 2007 as a result of our Madison River acquisition. We test for goodwill impairment annually under SFAS 142 and, based on our analysis performed as of September 30, 2007, determined our goodwill was not impaired.
     We accounted for the costs to develop an integrated billing and customer care system in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Aggregate capitalized costs (before accumulated amortization) totaled $231.2 million and are being amortized over a twenty-year period.
     In the third quarter of 2004, we entered into a three-year agreement with EchoStar Communications Corporation (“EchoStar”) to provide co-branded DISH Network satellite television services to our customers. As part of the transaction, we invested $25 million in an EchoStar convertible subordinated debt security, which had a fair value at date of issuance of approximately $20.8 million and matures in 2011.
     In connection with the acquisitions of properties from Verizon Communications, Inc. (“Verizon”) in 2002 and Madison River in 2007, we assigned an aggregate of $41.7 million of the respective purchase prices as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). Such assets have an indefinite life and therefore are not subject to amortization currently.

     In connection with various acquisitions we have made over the past several years, we have allocated amounts to a customer list intangible asset, including $156.8 million from our Madison River acquisition in 2007 and $22.7 million from our acquisition of Verizon properties in 2002. Such assets are being amortized on a straight-line basis over periods that range from 5-15 years. Total amortization expense for these customer base and other intangible assets for 2007, 2006 and 2005 was $12.2 million, $3.1 million and $3.0 million, respectively, and is expected to be $16.1 million annually from 2008 through 2011 and $15.7 million in 2012.
(4) PROPERTY, PLANT AND EQUIPMENT
     Net property, plant and equipment at December 31, 2007 and 2006 was composed of the following:

December 31,	2007	2006
	(Dollars in thousands)

Cable and wire	$4,570,930	4,224,453
Central office	2,775,479	2,522,940
General support	811,488	760,170
Fiber transport	289,392	222,595
Information origination/termination	78,981	62,060
Construction in progress	99,641	59,198
Other	40,195	42,344

	8,666,106	7,893,760
Accumulated depreciation	(5,557,730)	(4,784,483)

Net property, plant and equipment	$3,108,376	3,109,277

     Depreciation expense was $524.1 million, $520.4 million and $528.9 million in 2007, 2006 and 2005, respectively.
     Net property, plant and equipment increased $208.3 million in 2007 as a result of our Madison River acquisition.

(5) LONG-TERM DEBT
     Our long-term debt as of December 31, 2007 and 2006 was as follows:

December 31,	2007	2006
	(Dollars in thousands)
CenturyTel
Senior notes and debentures:
7.20% Series D, due 2025	$100,000	100,000
6.30% Series F, due 2008	240,000	240,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H, due 2010	500,000	500,000
6.02% Series J	—	100,908
4.75% Series K	—	165,000
7.875% Series L, due 2012	500,000	500,000
5.0% Series M, due 2015	350,000	350,000
6.0% Series N, due 2017	500,000	—
5.5% Series O, due 2013	250,000	—
Unamortized net discount	(7,840)	(5,640)
Net fair value of derivative instruments:
Series H senior notes	7,991	10,853
Series L senior notes	3,048	(20,593)

Total CenturyTel	2,868,199	2,365,528

Subsidiaries
First mortgage debt
5.35%* notes, payable to agencies of the U. S. government and cooperative lending associations, due in installments through 2028	120,788	133,738
7.98% notes	—	4,420
Other debt
7.1% unsecured medium-term notes, due through 2008	25,000	61,499
10.0% notes	100	971
7.3%* capital lease obligations, due through 2008	168	1,708

Total subsidiaries	146,056	202,336

Total long-term debt	3,014,255	2,567,864
Less current maturities	279,898	155,012

Long-term debt, excluding current maturities	$2,734,357	2,412,852

*	Weighted average interest rate at December 31, 2007
     The approximate annual debt maturities for the five years subsequent to December 31, 2007 are as follows: 2008 — $279.9 million; 2009 — $14.8 million; 2010 — $513.3 million; 2011 — $11.3 million; and 2012 — $511.3 million.
     Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to

CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2007, restricted net assets of subsidiaries were $131.8 million and subsidiaries’ retained earnings in excess of amounts restricted by debt covenants totaled $1.3 billion. At December 31, 2007, approximately $2.3 billion of our consolidated retained earnings reflected on the balance sheet was available under our loan agreements for the declaration of dividends.
     The senior notes and debentures of CenturyTel referred to above were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon its property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are impacted by our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.
     Approximately 14% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.
     On March 29, 2007, we publicly issued $500 million of 6.0% Senior Notes, Series N, due 2017 and $250 million of 5.5% Senior Notes, Series O, due 2013. Our $741.8 million of net proceeds from the sale of these Senior Notes were used to pay a substantial portion of the approximately $844 million of cash that was needed in order to (i) pay the initial purchase price for the acquisition of Madison River on April 30, 2007 ($322 million) and (ii) pay off Madison River’s existing indebtedness (including accrued interest) at closing ($522 million). We funded the remainder of these cash outflows from borrowings under our commercial paper program and cash on hand. See Note 2 for additional information concerning the acquisition of Madison River.
     In July 2007, we called for redemption on August 14, 2007 all of our $165 million aggregate principal amount 4.75% convertible senior debentures, Series K, due 2032 at a redemption price of $1,023.80 per $1,000 principal amount of debentures, plus accrued and unpaid interest through August 13, 2007. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of $40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest). As a result, we no longer have any of the Series K debentures outstanding. We recognized a pre-tax charge of approximately $366,000 in third quarter 2007 related to the cash redemption portion of these transactions.

     In May 2002, we issued and sold in an underwritten public offering $500 million of equity units, each of which were priced at $25 and consisted initially of a beneficial interest in a CenturyTel senior unsecured note (Series J, due 2007 and remarketable in 2005) with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. Each purchase contract generally required the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock on May 16, 2005 in exchange for $25, subject to certain adjustments and exceptions.
     In February 2005, we remarketed substantially all of our $500 million of outstanding Series J senior notes due 2007 (the notes described above), at an interest rate of 4.628%. We received no proceeds in connection with the remarketing as all net proceeds were held in trust to secure the equity unit holders’ obligation to purchase common stock from us on May 16, 2005. In connection with the remarketing, we purchased and retired approximately $400 million of the notes, resulting in approximately $100 million of remaining outstanding notes (which were subsequently repaid in 2007). We incurred a pre-tax charge of approximately $6.0 million in the first quarter of 2005 related to purchasing and retiring the notes. Proceeds to purchase such notes came from the February 2005 issuance of $350 million of 5% senior notes, Series M, due 2015 and cash on hand.
     Between April 15, 2005 and May 4, 2005, we repurchased and cancelled an aggregate of approximately 4.1 million of our equity units in privately-negotiated transactions with six institutional holders at an average price of $25.18 per unit. The remaining 15.9 million equity units outstanding on May 16, 2005 were settled in stock in accordance with the terms and conditions of the purchase contract that formed a part of such unit. Accordingly, on May 16, 2005, we received proceeds of approximately $398.2 million and issued approximately 12.9 million common shares in the aggregate. See Note 9 for information on our accelerated share repurchase program which mitigated the dilutive impact of issuing these 12.9 million shares.
     As of December 31, 2007, we had available a $750 million five-year revolving credit facility which expires in December 2011. We also have a commercial paper program under which borrowings are effectively limited to the total amount available under our credit facility. As of December 31, 2007, we had no amounts outstanding under either our credit facility or commercial paper program.
(6) DERIVATIVE INSTRUMENTS
     In 2003, we entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are “fixed to variable” interest rate swaps that effectively convert our fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month

London InterBank Offered Rate (“LIBOR”) plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. During 2007, we realized an average interest rate under these hedges of 8.70% and interest expense was greater than it would have otherwise been by $4.1 million during 2007 as a result of these hedges. The aggregate fair value of such hedges at December 31, 2007 was $3.0 million and is reflected on the accompanying balance sheet as both an asset (included in “Other Assets”) and as an increase to our underlying long-term debt.
     In third quarter 2007, we entered into a hedge transaction that effectively locked-in the interest rate for the six-month period ended February 2008 related to the $500 million of Series L notes that previously were effectively converted to variable rate notes pursuant to the “fixed to variable” interest rate swaps described above. This hedge did not qualify for hedge accounting treatment and therefore is adjusted to its fair value each period (with a corresponding adjustment through the income statement). The impact of this transaction to 2007 results of operations was not material.
     In January 2008, we terminated all of our existing derivatives (including those described above) and received a net cash settlement of approximately $20.7 million in connection therewith. See Note 20 for additional information regarding the termination of our derivatives.
     In anticipation of the issuance of Senior Notes in connection with the Madison River acquisition, we entered into four cash flow hedges that effectively locked in the interest rate on an aggregate of $400 million of debt. The issuance of these Senior Notes was completed in late March 2007 with the issuance of $500 million of 6.0% Senior Notes, due 2017, and $250 million of 5.5% Senior Notes, due 2013. We locked in the interest rate on (i) $200 million of 10-year debt at 5.0675% and (ii) $200 million of 10-year debt at 5.05%. In March 2007, upon settlement of the hedges, we received an aggregate of $765,000 cash, which is being amortized as a reduction of interest expense over the 10-year term of the debt.

(7) DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred credits and other liabilities at December 31, 2007 and 2006 were composed of the following:

December 31,	2007	2006
	(Dollars in thousands)

Deferred federal and state income taxes	$810,571	673,061
Accrued postretirement benefit costs	278,230	327,337
Deferred revenue	105,491	99,669
Accrued pension costs	37,296	36,784
Fair value of interest rate swap	834	20,593
Minority interest	7,818	9,226
Other	64,216	52,969

	$1,304,456	1,219,639

(8) REDUCTIONS IN WORKFORCE
     On March 1, 2006 and August 30, 2006, we announced workforce reductions involving an aggregate of approximately 400 jobs, or 6% of our workforce, primarily due to increased competitive pressures and the loss of access lines over the last several years. For 2006, we incurred a net pre-tax charge of approximately $7.5 million (consisting of a $9.4 million charge to operating expenses, net of a $1.9 million favorable revenue impact related to such expenses as allowed through our rate-making process) in connection with severance and related costs. Of the $9.4 million charged to operating expenses, approximately $8.6 million was reflected in cost of services and products and $845,000 was reflected in selling, general and administrative expenses.
     In September 2007, we announced a reduction of our workforce to be completed by mid-2008 of approximately 200 jobs, primarily due to the progress made on our Madison River integration plan and the elimination of certain customer service personnel due to reduced call volumes. We incurred a one-time net pre-tax charge of approximately $2.2 million in the third quarter of 2007 (consisting of a $2.7 million charge to operating expenses, net of a $527,000 favorable revenue impact related to such expenses as allowed through our rate-making process) in connection with the severance and related costs. Of the $2.7 million charged to operating expenses, approximately $2.0 million is reflected in cost of services and products and $774,000 is reflected in selling, general and administrative expenses.

     The following table reflects additional information regarding the severance-related liability for 2007 and 2006 (in thousands):

Balance at December 31, 2005	$—
Amount accrued to expense	9,431
Adjustments to accrual amounts	(529)
Amount paid	(8,445)

Balance at December 31, 2006	$457

Amount accrued to expense	2,741
Amount paid	(1,363)

Balance at December 31, 2007	$1,835

(9) STOCKHOLDERS’ EQUITY
Common stock – Unissued shares of CenturyTel common stock were reserved as follows:

December 31,	2007
(In thousands)

Incentive compensation programs	6,185
Acquisitions	4,064
Employee stock purchase plan	4,480
Dividend reinvestment plan	298
Conversion of convertible preferred stock	380

15,407

     In accordance with stock repurchase programs described below, we repurchased 10.2 million shares (for $460.7 million), 21.4 million shares (for $802.2 million) and 16.4 million shares (for $551.8 million) in 2007, 2006 and 2005, respectively. The 2006 and 2005 repurchases included 14.36 million and 12.9 million shares, respectively, repurchased (for a total price of $528.4 and $437.5 million, respectively) under accelerated share repurchase agreements (see below for additional information).
     In August 2007, our board of directors authorized a $750 million share repurchase program which expires on September 30, 2009, unless extended by the board. Through December 31, 2007, we had repurchased approximately 3.6 million shares for $158.5 million under this program.
     On February 21, 2006, our Board of Directors approved a stock repurchase program authorizing us to repurchase up to $1.0 billion of our common stock and terminated the approximately $13 million remaining balance of our existing $200 million share repurchase program approved in February 2005. In February 2006, we repurchased the first $500 million of common stock through accelerated share repurchase agreements entered into with various investment banks, repurchasing and retiring approximately 14.36 million shares of common stock at an average initial price of $34.83 per share. We funded repurchases under these agreements through short-term borrowings and cash on hand. As part of the accelerated share repurchase transactions, we simultaneously entered into forward contracts with the investment banks whereby the investment banks purchased an aggregate of 14.36 million shares of our common stock during the terms of the contracts. At the end of the repurchase period in mid-July 2006, we paid an aggregate of approximately $28.4 million cash to the investment banks to compensate them for the difference between their weighted average purchase price during the repurchase period and the initial average price. We reflected such settlement amount as an adjustment to retained earnings in our financial statements during 2006. We repurchased the remaining $500 million of common stock of this program through open market transactions through June 2007.
     In late May 2005, we entered into accelerated share repurchase agreements with three investment banks whereby we repurchased and retired approximately 12.9 million shares of our common stock for an aggregate of $416.5 million cash (or an initial average price of $32.34 per share). We funded this purchase using the proceeds received from the settlement of the equity units mentioned in Note 5 and from cash on hand. As part of the accelerated share repurchase transactions, we simultaneously entered into forward contracts with the investment banks whereby the investment banks purchased an aggregate of 12.9 million shares of our common stock during the term of the contracts. At the end of the repurchase period, we paid an aggregate of approximately $21.0 million cash to the investment banks to compensate them for the difference between their weighted average purchase price during the repurchase period and the initial average price. We reflected such settlement amount as an adjustment to paid-in capital.
     During 2006, our stockholders’ equity was reduced by approximately $97.9 million upon the adoption of SFAS 158 and increased approximately $9.7 million upon the application of SAB 108. See Note 1 for additional information.
     Under CenturyTel’s Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2007, the holders of 3.6 million shares of common stock (or 26% of our total voting power) were entitled to ten votes per share.
Preferred stock – As of December 31, 2007, we had 2.0 million shares of authorized preferred stock, $25 par value per share. At December 31, 2007 and 2006, there were 279,000 and 298,000 shares, respectively, of outstanding convertible preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel’s liquidation and vote as a single class with the holders of common stock.

     Shareholders’ Rights Plan – On November 1, 2006, our 1996 rights agreement (and each preference share purchase right issued thereunder) lapsed in accordance with its stated terms.
(10) POSTRETIREMENT BENEFITS
     We sponsor health care plans (which use a December 31 measurement date) that provide postretirement benefits to all qualified retired employees. Over the past few years, in connection with negotiating certain union contracts, we amended certain retiree contribution and retirement eligibility provisions of our plan.
     The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,	2007	2006	2005
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$357,417	353,942	305,720
Service cost	6,923	6,982	6,289
Interest cost	20,133	18,980	16,718
Participant contributions	2,016	1,583	1,637
Plan amendments	(4,552)	(7,978)	23,289
Acquisition	2,277	—	—
Direct subsidy receipts	1,299	717	—
Actuarial (gain) loss	(60,312)	319	16,391
Benefits paid	(18,568)	(17,128)	(16,102)

Benefit obligation at end of year	$306,633	357,417	353,942

Change in plan assets
Fair value of plan assets at beginning of year	$30,080	29,545	29,570
Return on plan assets	1,916	3,280	1,440
Employer contributions	12,880	12,800	13,000
Participant contributions	2,016	1,583	1,637
Benefits paid	(18,568)	(17,128)	(16,102)

Fair value of plan assets at end of year	$28,324	30,080	29,545

     Net periodic postretirement benefit cost for 2007, 2006 and 2005 included the following components:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Service cost	$6,923	6,982	6,289
Interest cost	20,133	18,980	16,718
Expected return on plan assets	(2,482)	(2,437)	(2,440)
Amortization of unrecognized actuarial loss	3,595	3,719	2,916
Amortization of unrecognized prior service credit	(2,020)	(855)	(1,876)

Net periodic postretirement benefit cost	$26,149	26,389	21,607

     The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2007, 2006 and 2005.

December 31,	2007	2006	2005
	(Dollars in thousands)
Benefit obligation	$(306,633)	(357,417)	(353,942)
Fair value of plan assets	28,324	30,080	29,545
Unamortized prior service credit	—	—	(1,726)
Unrecognized net actuarial loss	—	—	82,660

Accrued benefit cost	$(278,309)	(327,337)	(243,463)

     In accordance with SFAS 158, the unamortized prior service credit ($11.4 million as of December 31, 2007) and unrecognized net actuarial loss ($15.1 million as of December 31, 2007) components have been reflected as a $2.8 million after-tax increase to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization expense (income) of the above unrecognized items that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic pension cost during 2008 is ($2.6 million) for the prior service credit.
     Assumptions used in accounting for postretirement benefits as of December 31, 2007 and 2006 were:

	2007	2006

Determination of benefit obligation
Discount rate	6.50%	5.75
Healthcare cost increase trend rates (Medical/Prescription Drug)
Following year	7.0%/10.0%	8.0/11.0
Rate to which the cost trend rate is assumed to decline (the ultimate cost trend rate)	5.0%/5.0%	5.0/5.0
Year that the rate reaches the ultimate cost trend rate	2010/2013	2010/2013

Determination of benefit cost
Discount rate	5.75%	5.50
Expected return on plan assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our postretirement benefit plan weighted-average asset allocations at December 31, 2007 and 2006 by asset category are as follows:

	2007	2006

Equity securities	55.8%	60.1
Debt securities	26.8	27.9
Other	17.4	12.0

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on annual total of service and interest cost components	$279	(339)
Effect on postretirement benefit obligation	$3,943	(4,791)

     We expect to contribute approximately $16.7 million to our postretirement benefit plan in 2008.

     Our estimated future projected benefit payments under our postretirement benefit plan are as follows:

	Before Medicare	Medicare	Net of
Year	Subsidy	Subsidy	Medicare Subsidy
	(Dollars in thousands)
2008	$18,163	1,419	16,744
2009	$19,973	1,624	18,349
2010	$22,043	1,833	20,210
2011	$23,916	2,059	21,857
2012	$24,968	2,300	22,668
2013-2017	$136,357	8,236	128,121
(11) DEFINED BENEFIT AND OTHER RETIREMENT PLANS
     We sponsor defined benefit pension plans for substantially all employees. At December 31, 2007, we also sponsored a Supplemental Executive Retirement Plan to provide certain officers with supplemental retirement, death and disability benefits. We use a December 31 measurement date for all our plans.
     The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for our above-referenced defined benefit plans.

December 31,	2007	2006	2005
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$474,302	460,599	418,630
Service cost	16,431	17,679	15,332
Interest cost	28,180	25,935	23,992
Plan amendments	61	(3,827)	31
Acquisition	15,266	—	—
Actuarial (gain) loss	(16,153)	6,789	28,016
Settlements	(410)	(13,232)	—
Benefits paid	(48,240)	(19,641)	(25,402)

Benefit obligation at end of year	$469,437	474,302	460,599

Change in plan assets
Fair value of plan assets at beginning of year	$452,293	407,367	363,981
Return on plan assets	41,537	46,297	25,453
Acquisition	12,502	—	—
Employer contributions	1,516	31,502	43,335
Benefits paid	(48,650)	(32,873)	(25,402)

Fair value of plan assets at end of year	$459,198	452,293	407,367

     Net periodic pension expense for 2007, 2006 and 2005 included the following components:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Service cost	$16,431	17,679	15,332
Interest cost	28,180	25,935	23,992
Expected return on plan assets	(36,780)	(32,706)	(29,225)
Settlements	410	3,344	—
Recognized net losses	7,367	9,670	6,328
Net amortization and deferral	(131)	19	289

Net periodic pension expense	$15,477	23,941	16,716

     The following table sets forth the combined plans’ funded status and amounts recognized in our consolidated balance sheet at December 31, 2007, 2006 and 2005.

December 31,	2007	2006	2005
	(Dollars in thousands)
Benefit obligation	$(469,437)	(474,302)	(460,599)
Fair value of plan assets	459,198	452,293	407,367
Unrecognized transition asset	—	—	(396)
Unamortized prior service cost	—	—	3,109
Unrecognized net actuarial loss	—	—	123,879

Net amount recognized	$(10,239)	(22,009)	73,360

     In accordance with SFAS 158, the unamortized prior service credit ($941,000 as of December 31, 2007) and unrecognized net actuarial loss ($75.4 million as of December 31, 2007) components have been reflected as a $74.4 million net reduction ($45.9 million after-tax) to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization expense (income) of the above unrecognized amounts that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic pension cost for 2008 are (i) $65,000 for the prior service cost and (ii) $3.3 million for the net actuarial loss.
     Amounts recognized on the balance sheet consist of:

December 31,	2007	2006
	(Dollars in thousands)
Pension asset (reflected in Other Assets)*	$28,536	16,187
Accrued expenses and other current liabilities*	(1,479)	(1,412)
Other deferred credits*	(37,296)	(36,784)

Net amount recognized	$(10,239)	(22,009)

*	In accordance with SFAS 158, those plans that are overfunded are reflected as assets; those plans that are underfunded are reflected as liabilities.
     Our aggregate accumulated benefit obligation as of December 31, 2007 and 2006 was $410.6 million and $407.2 million, respectively.

     Assumptions used in accounting for pension plans as of December 31, 2007 and 2006 were:

	2007	2006

Determination of benefit obligation
Discount rate	6.30%	5.80
Weighted average rate of compensation increase	4.0%	4.0

Determination of benefit cost
Discount rate	5.80%	5.50
Weighted average rate of compensation increase	4.0%	4.0
Expected return on plan assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our pension plans weighted-average asset allocations at December 31, 2007 and 2006 by asset category are as follows:

	2007	2006

Equity securities	70.8%	72.2
Debt securities	27.2	25.8
Other	2.0	2.0

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     The amount of the 2008 contribution will be determined based on a number of factors, including the results of the 2008 actuarial valuation report. At this time, the amount of the 2008 contribution is not known.
     Our estimated future projected benefit payments under our defined benefit pension plans are as follows: 2008 — $32.5 million; 2009 — $33.4 million; 2010 — $34.9 million; 2011 — $36.0 million; 2012 — $37.7 million; and 2013-2017 — $207.8 million.

     Through December 31, 2006, we also sponsored an Employee Stock Ownership Plan (“ESOP”) which covers most employees with one year of service and is funded by our contributions determined annually by the Board of Directors. Our expense related to the ESOP during 2006 and 2005 was $7.9 million and $7.3 million, respectively. Our contribution to the ESOP was discontinued after 2006.
     We also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plans”) which are available to substantially all employees. Our matching contributions to the 401(k) Plans were $10.6 million in 2007, $8.6 million in 2006 and $8.5 million in 2005.
(12) INCOME TAXES
     Income tax expense included in the Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005 was as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Federal
Current	$192,424	146,201	139,836
Deferred	2,220	37,687	35,499
State
Current	7,130	25,236	(6,075)
Deferred	(1,202)	11,998	34,031

	$200,572	221,122	203,291

     Income tax expense was allocated as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Income tax expense in the consolidated statements of income	$200,572	221,122	203,291
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(6,427)	(12,034)	(6,261)
Tax effect of the change in accumulated other comprehensive income (loss)	34,985	(63,837)	(801)

     The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

Year ended December 31,	2007	2006	2005
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0	35.0
State income taxes, net of federal income tax benefit	2.8	4.1	3.4
Release of previously unrecognized tax benefits	(5.3)	—	—
Other, net	(0.1)	(1.7)	(.6)

Effective income tax rate	32.4%	37.4	37.8

     In 2007, we recognized a net after-tax benefit of approximately $32.7 million (which includes related interest and is net of federal benefit) related to the release of previously unrecognized tax benefits. See below for additional information. Income tax expense was reduced by approximately $6.4 million in 2006 due to the resolution of various income tax audit issues.
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 were as follows:

December 31,	2007	2006
	(Dollars in thousands)
Deferred tax assets
Postretirement and pension benefit costs	$109,182	131,890
Net state operating loss carryforwards	31,646	61,875
Other employee benefits	32,166	24,907
Other	49,841	45,628

Gross deferred tax assets	222,835	264,300
Less valuation allowance	(30,907)	(61,049)

Net deferred tax assets	191,928	203,251

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(373,181)	(334,521)
Goodwill and other intangible assets	(604,809)	(503,126)
Other	(12,900)	(27,010)

Gross deferred tax liabilities	(990,890)	(864,657)

Net deferred tax liability	$(798,962)	(661,406)

     Of the $799.0 million net deferred tax liability as of December 31, 2007, approximately $810.6 million is reflected as a net long-term liability (in “Other deferred credits”) and approximately $11.6 million is reflected as a net current deferred tax asset (in “Other current assets”).
     We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2007, we had available tax benefits associated with net state operating loss carryforwards, which expire through 2027, of $31.6 million. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider our scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of such assessment, we reserved $30.9 million through the valuation allowance as of December 31, 2007 as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration.
     In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 required us, effective January 1, 2007, to recognize and measure tax benefits taken or expected to be taken in a tax return and disclose uncertainties in income tax positions.
     Upon the initial adoption of FIN 48, we recorded a cumulative effect adjustment to retained earnings as of January 1, 2007 (which increased retained earnings by approximately $478,000 as of such date) related to certain previously unrecognized tax benefits that did not meet the criteria for liability recognition upon the adoption of FIN 48.
     During 2007, primarily as a result of certain issues being effectively settled through examination and the lapse of statute of limitations, our tax expense was reduced approximately $32.7 million (including related interest and net of federal benefit) upon the release of amounts that were previously reflected as a liability for unrecognized tax benefits.
     The following table reflects the activity of our gross unrecognized tax benefits (excluding both interest and any related federal benefit) during 2007 (amounts expressed in thousands).

Unrecognized tax benefits at January 1, 2007	$55,905
Increase in tax positions taken in the current year	500
Decrease due to the reversal of tax positions taken in a prior year	(19,617)
Decrease from the lapse of statute of limitations	(2,353)
Decrease from settlements paid	(8,653)
Increase from unrecognized tax benefits of acquired company	8,047

Unrecognized tax benefits at December 31, 2007	$33,829

     Of the above ending balance of $33.8 million, approximately $21.5 million is included as a component of “Deferred credits and other liabilities” and the remainder is included in “Accrued income taxes”. If we were to prevail on all unrecognized tax benefits recorded on our balance sheet, approximately $26.1 million (including interest and net of federal benefit) would benefit the effective tax rate.

     Our policy is to reflect accrued interest associated with unrecognized tax benefits as income tax. We had accrued interest (presented before related tax benefits) of approximately $20.7 million as of January 1, 2007 and $12.9 million as of December 31, 2007.
     We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities. Our open income tax years by major jurisdiction are as follows.

Jurisdiction	Open tax years
Federal	1998-current
State
Georgia	2002-current
Louisiana	2003-current
Oregon	2001-current
Wisconsin	2001-current
Other states	2002-current
     Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability. Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above.
     Based on (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, or (iv) a jurisdiction’s administrative practices, it is reasonably possible that the related unrecognized tax benefits for tax positions previously taken may decrease by up to $14 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13) EARNINGS PER SHARE
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,	2007	2006	2005
	(Dollars, except per share
	amounts, and shares in thousands)
Income (Numerator):
Net income	$418,370	370,027	334,479
Dividends applicable to preferred stock	(368)	(380)	(396)

Net income applicable to common stock for computing basic earnings per share	418,002	369,647	334,083
Interest on convertible debentures, net of tax	2,832	4,828	4,875
Dividends applicable to preferred stock	368	380	396

Net income as adjusted for purposes of computing diluted earnings per share	$421,202	374,855	339,354

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	110,183	117,363	131,044
Nonvested restricted stock	(823)	(692)	(203)

Weighted average number of shares outstanding during period for computing basic earnings per share	109,360	116,671	130,841
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	2,951	4,493	4,511
Shares issuable upon settlement of accelerated share repurchase agreements	—	365	378
Shares issuable under incentive compensation plans	783	700	357

Number of shares as adjusted for purposes of computing diluted earnings per share	113,094	122,229	136,087

Basic earnings per share	$3.82	3.17	2.55

Diluted earnings per share	$3.72	3.07	2.49

     In July 2007, we called for redemption on August 14, 2007 all of our $165 million aggregate principal amount 4.75% convertible senior debentures, Series K, due 2032. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of $40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock.
     In connection with calculating our diluted earnings per share for our accelerated share repurchase program discussed in Note 9, we assumed the accelerated share repurchase market price adjustment would be settled through our issuance of additional shares of common stock, which was allowed (at our discretion) in the agreement. Accordingly, the estimated shares issuable based on the fair value of the forward contract was included in the weighted average shares outstanding for the computation of diluted earnings per share.
     The weighted average number of shares of common stock subject to issuance under outstanding options that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 792,000 for 2007, 1.0 million for 2006 and 1.8 million for 2005.
(14) STOCK COMPENSATION PROGRAMS
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires us to measure our cost of awarding employees with equity instruments based upon the fair value of the award on the grant date. Such cost will be recognized as compensation expense over the period during which the employee is required to provide service in exchange for the award. Compensation cost is also recognized over the applicable remaining vesting period for any outstanding options that were not fully vested as of January 1, 2006. We did not have any unvested outstanding options as of January 1, 2006 since our Board of Directors accelerated the vesting of all unvested options effective as of December 31, 2005, as described below. We elected the modified prospective transition method as permitted by SFAS 123(R); accordingly, we did not restate prior period results.
     We currently maintain programs which allow the Board of Directors, through its Compensation Committee, to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares. As of December 31, 2007, we had reserved approximately 6.2 million shares of common stock which may be issued in connection with awards under our current incentive programs. We also offer an Employee Stock Purchase Plan whereby employees can purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six-month periods stipulated in such program.
     As of December 31, 2005, we had approximately 6.0 million options outstanding from prior grants, all of which were issued with exercise prices either equal to or exceeding the then-current market price. All of these options were exercisable as a result of actions taken by our Board of Directors in December 2005 to accelerate the vesting of all unvested options outstanding, effective as of December 31, 2005, in order to eliminate the recognition of compensation expense which otherwise would have been required upon the effectiveness of SFAS 123(R).

     During 2007 we granted 983,920 stock options with exercise prices at market value. All of these options expire ten years after the date of grant and have a three-year vesting period. The weighted average fair value of each option was estimated as of the date of grant to be $14.57 using a Black-Scholes option pricing model using the following assumptions: dividend yield- .6%; expected volatility-28% (executive officers) and 25% (all other employees); weighted average risk free interest rate-4.6% (rates ranged from 3.5% to 5.1%); and expected term-6.5 years (executive officers) and 4.5 years (all other employees).
     During 2006 we granted 1,007,175 stock options with exercise prices at market value. The weighted average fair value of each of the 2006 options was estimated as of the date of grant to be $12.75 using an option-pricing model with the following assumptions: dividend yield-.7%; expected volatility-30%; weighted average risk-free interest rate-4.65% (rates ranged from 4.28% to 5.22%); and expected option life — 7 years (executive officers) and 5 years (all other employees).
     During 2005 we granted 1,015,025 stock options with exercise prices at market value. The weighted average fair value of each of the 2005 options was estimated as of the date of grant to be $12.68 using an option-pricing model with the following assumptions: dividend yield-.7%; expected volatility-30%; weighted average risk-free interest rate-4.2%; and expected option life - seven years.
     The expected volatility was based on the historical volatility of our common stock over the 6.5- and 4.5- year terms mentioned above. The expected term was determined based on the historical exercise and forfeiture rates for similar grants.
     Stock option transactions during 2007, 2006 and 2005 were as follows:

			Remaining	Aggregate
	Number	Average	contractual	intrinsic
	of options	price	term (in years)	value
Outstanding December 31, 2004	6,713,558	$28.79
Granted	1,015,025	25.04
Exercised	(1,664,625)	33.69
Forfeited/Cancelled	(68,500)	31.40

Outstanding December 31, 2005	5,995,458	$30.63
Granted	1,007,175	35.98
Exercised	(3,047,918)	29.15
Forfeited/Cancelled	(58,916)	32.54

Outstanding December 31, 2006	3,895,799	$33.14
Granted	983,920	45.76
Exercised	(1,204,164)	32.15
Forfeited/Cancelled	(43,350)	40.72

Outstanding December 31, 2007	3,632,205	$36.80	6.8	$16,926,000

Exercisable December 31, 2007	2,094,378	$32.98	5.3	$17,752,000

     In addition, during 2007, we issued 288,896 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $45.89 per share. During 2006, we issued 293,943 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $36.02 per share. During 2005, we issued 286,123 shares of restricted stock at a weighted-average price of $33.47 per share. Such restricted stock vests over a five-year period (for employees) and a three-year period (for outside directors). Nonvested restricted stock transactions during 2007 were as follows:

	Number	Average grant
	of shares	date fair value

Nonvested at January 1, 2007	712,088	$32.84
Granted	288,896	45.89
Vested	(142,821)	35.13
Forfeited	(11,283)	37.10

Nonvested at December 31, 2007	846,880	$36.85

     The total compensation cost for share-based payment arrangements in 2007, 2006 and 2005 was $20.0 million, $11.9 million and $4.7 million, respectively. We recognized a tax benefit related to such arrangements of approximately $7.5 million in 2007, $4.5 million in 2006 and $1.8 million in 2005. As of December 31, 2007, there was $29.9 million of total unrecognized compensation cost related to the share-based payment arrangements, which is expected to be recognized over a weighted-average period of 2.8 years.
     We received net cash proceeds of $38.7 million during 2007 in connection with option exercises. The total intrinsic value of options exercised (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) was $17.2 million during 2007, $31.0 million during 2006 and $16.3 million during 2005. The excess tax benefit realized from stock options exercised and restricted stock released during 2007 was $6.4 million. The total fair value of restricted stock that vested during 2007, 2006, and 2005 was $6.4 million, $2.6 million, and $208,000, respectively.
     Prior to January 1, 2006, we accounted for stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Options have been granted at a price either equal to or exceeding the then-current market price. Accordingly, we did not recognize compensation cost in connection with issuing stock options prior to January 1, 2006. If compensation cost for our options had been determined consistent with SFAS 123(R), we would have recognized stock-based compensation expense for 2005 of approximately $12.5 million after-tax and our net income, basic earnings per share and diluted earnings per share for 2005 would have been $322.0 million, $2.46 and $2.40, respectively, all presented on a pro forma basis, as compared to actual net income, basic earnings per share and diluted earnings per share of $334.5 million, $2.55 and $2.49, respectively.
(15) GAIN ON ASSET DISPOSITIONS
     In the third quarter of 2007, we recorded a pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. In April 2006, upon dissolution of the Rural Telephone Bank (“RTB”), we received $122.8 million in cash for redemption of our investment in stock of the RTB and recorded a pre-tax gain of approximately $117.8 million in the second quarter of 2006 related to this transaction. Upon final distribution of all funds related to the RTB dissolution in November 2007, we received an additional $5.2 million cash and recorded a pre-tax gain of such amount. Such gains are included in “Other income (expense)” on our Consolidated Statements of Income.
(16) SUPPLEMENTAL CASH FLOW AND OTHER DISCLOSURES
     The amount of interest actually paid, net of amounts capitalized of $1.3 million, $1.9 million, and $2.8 million during 2007, 2006 and 2005, respectively, was $205.2 million, $191.9 million, and $194.8 million during 2007, 2006 and 2005, respectively. Income taxes paid were $185.3 million in 2007, $212.4 million in 2006, and $88.8 million in 2005. Income tax refunds totaled $1.1 million in 2007, $3.0 million in 2006, and $4.9 million in 2005.
     We have consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2007. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Property, plant and equipment, net	$208,317	—	66,450
Goodwill	579,780	—	—
Long-term debt, deferred credits and other liabilities	(654,694)	—	—
Other assets and liabilities, excluding cash and cash equivalents	173,402	5,222	9,003

Decrease in cash due to acquisitions	$306,805	5,222	75,453

     See Note 2 for additional information related to our acquisition of Madison River in 2007.
     In June 2006, the Financial Accounting Standards Board issued EITF 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement” (“EITF 06-3”), which requires disclosure of the accounting policy for any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. We adopted the disclosure requirements of EITF 06-3 effective January 1, 2007.
     We collect various taxes from our customers and subsequently remit such funds to governmental authorities. Substantially all of these taxes are recorded through the balance sheet. We are required to contribute to several universal service fund programs and generally include a surcharge amount on our customers’ bills which is designed to recover our contribution costs. Such amounts are reflected on a gross basis in our statement of income (included in both operating revenues and expenses) and aggregated approximately $41 million for 2007, $40 million for 2006 and $37 million for 2005.
(17) FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and estimated fair values of certain of our financial instruments at December 31, 2007 and 2006.

	Carrying	Fair
	Amount	value
	(Dollars in thousands)
December 31, 2007

Financial assets
Interest rate swaps	$3,048	3,048	(2)
Other	$106,099	110,235	(2)

Financial liabilities
Long-term debt (including current maturities)	$3,014,255	2,975,707	(1)
Interest rate swaps	$834	834	(2)
Other	$57,637	57,637	(2)

December 31, 2006

Financial assets	$110,134	110,134	(2)

Financial liabilities
Long-term debt (including current maturities)	$2,567,864	2,522,347	(1)
Interest rate swaps	$20,593	20,593	(2)
Other	$51,614	51,614	(2)

(1)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to us for similar debt.

(2)	Fair value was estimated by us to approximate carrying value or is based on current market information.
     We believe the carrying amount of cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments and have not been reflected in the above table.

(18) BUSINESS SEGMENTS
     We are an integrated communications company engaged primarily in providing an array of communications services to our customers, including local exchange, long distance, Internet access and broadband services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services. As a result of increased bundling of our local exchange and long distance service offerings, beginning in 2006, we have combined the revenues of such offerings into a category entitled “Voice”. Beginning in 2007, revenues from voice mail services previously reflected in “Other” revenues were reclassified to “Voice” revenues. Prior periods have been restated to insure comparability.
     Our operating revenues for our products and services include the following components:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Voice	$889,960	871,767	902,510
Network access	941,506	878,702	959,838
Data	460,755	351,495	318,770
Fiber transport and CLEC	159,317	149,088	115,454
Other	204,703	196,678	182,680

Total operating revenues	$2,656,241	2,447,730	2,479,252

     For a description of each of the sources of revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Revenues” elsewhere in this report.
     Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.
(19) COMMITMENTS AND CONTINGENCIES
     Construction expenditures and investments in vehicles, buildings and equipment during 2008 are estimated to be $300 million. We generally do not enter into firm, committed contracts for such activities.
     In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 28, 2002, in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs allege that we unjustly and unreasonably billed customers for inside wire maintenance services, and seek unspecified monetary damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in our telephone markets. On March 10, 2006, the Court certified a class of plaintiffs and issued a ruling that the billing descriptions we used for these services during an approximately 18-month period between October 2000 and May 2002 were legally insufficient. Our appeal of this class certification decision was denied. Our preliminary analysis indicates that we billed less than $10 million for inside wire maintenance services under the billing descriptions and time periods specified in the District Court ruling described above. Should other billing descriptions be determined to be inadequate or if claims are allowed for additional time periods, the amount of our potential exposure could increase significantly. The Court’s order does not specify the award of damages, the scope and amounts of which, if any, remain subject to additional fact-finding and resolution of what we believe are valid defenses to plaintiff’s claims. Accordingly, we cannot reasonably estimate the amount or range of possible loss at this time. However, considering the one-time nature of any adverse result, we do not believe that the ultimate outcome of this litigation will have a material adverse effect on our financial position or on-going results of operations.
     From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, occasional grievance hearings before labor regulatory agencies and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, we do not believe that the ultimate resolution of these other proceedings, after considering available insurance coverage, will have a material adverse effect on our financial position, results of operations or cash flows.
(20) SUBSEQUENT EVENT
     In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the full $500 million principal amount of our Series L senior notes, due 2012. In connection with the termination of these derivatives, we received an aggregate of approximately $25.6 million, which will be amortized as a reduction of interest expense through 2012.
     In addition, in January 2008 we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million. We expect to record a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives.
* * * * * * * * *

CENTURYTEL, INC.
Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(Dollars in thousands, except per share amounts)
	(unaudited)
2007

Operating revenues	$600,855	689,991	708,833	656,562
Operating income	$168,083	231,836	224,185	168,974
Net income	$77,870	112,265	113,202	115,033
Basic earnings per share	$.70	1.03	1.04	1.05
Diluted earnings per share	$.68	1.00	1.01	1.04

2006

Operating revenues	$611,291	608,907	619,837	607,695
Operating income	$157,924	164,993	168,942	173,679
Net income	$69,260	152,210	76,324	72,233
Basic earnings per share	$.57	1.32	.66	.63
Diluted earnings per share	$.55	1.26	.64	.62

2005

Operating revenues	$595,282	606,413	657,085	620,472
Operating income	$176,860	185,882	201,242	172,419
Net income	$79,616	85,118	91,411	78,334
Basic earnings per share	$.60	.65	.70	.60
Diluted earnings per share	$.59	.64	.68	.59
     The results of operations of the Madison River properties are reflected in the above table subsequent to the April 30, 2007 acquisition date. In second quarter 2007, we recorded $49 million of revenues upon the settlement of a dispute with a carrier. In third quarter 2007, we recognized $42.2 million of revenues upon the expiration of a regulatory monitoring period. In fourth quarter 2007, we recognized a net benefit of approximately $32.7 million after-tax related to the release of previously unrecognized tax benefits. In fourth quarter 2007, we recorded a pre-tax charge of approximately $16.6 million related to the impairment of certain of our CLEC assets.
     The first, second and third quarters of 2006 have been adjusted to reflect the application of SAB 108 (see Note 1 for additional information).
     The fourth quarter of 2006 included an $11.7 million pre-tax charge related to the impairment of certain non-operating investments. The second quarter of 2006 included a $117.8 million pre-tax gain recorded upon the redemption of Rural Telephone Bank stock and a $6.4 million net tax benefit due to the resolution of various income tax audit issues.

     The fourth quarter of 2005 included a $6.3 million pre-tax charge related to the impairment of a non-operating investment. The third quarter of 2005 included the following amounts presented on a pre-tax basis: (i) the recognition of $35.9 million of revenue as the settlement period related to the 2001/2002 monitoring period lapsed; (ii) $5.8 million of expenses related to Hurricanes Katrina and Rita; (iii) a $9.9 million charge related to the impairment of a non-operating investment; and (iv) a $3.5 million gain on the sale of a separate non-operating investment.
* * * * * * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 8, 2008: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.

KEY FOR EXPLANATION OF VOTING RIGHTS

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Proxy — Centurytel, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 8, 2 008, and at any and all adjournments thereof (the “Meeting”).
In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 10, 2008 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified.
The Board of Directors recommends that you vote FOR Items 1 and 2 and AGAINST Item 3 listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in accordance with these recommendations.
(Please See Reverse Side)

000004
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

C123456789
000000000.000000 ext	000000000.000000 ext
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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 — Virginia Boulet	☐	☐	02 — Calvin Czeschin	☐	☐	03 — James B. Gardner	☐	☐

04 — Gregory J. McCray	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2008.	☐	☐	☐	3. To act upon a shareholder proposal regarding executive compensation.	☐	☐	☐

4. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
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Proxy — CENTURYTEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 8, 2008, and at any and all adjournments thereof (the “Meeting”).
In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 10, 2008 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified.
The Board of Directors recommends that you vote FOR Items 1 and 2 and AGAINST Item 3 listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in accordance with these recommendations.
(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

     Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and
AGAINST Proposal 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 — Virginia Boulet	☐	☐	02 — Calvin Czeschin	☐	☐	03 — James B. Gardner	☐	☐

04 — Gregory J. McCray	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2008.	☐	☐	☐	3. To act upon a shareholder proposal regarding executive compensation.	☐	☐	☐

4. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X 0 1 6 5 7 5 2	+
<STOCK#>             00UUGB

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 8, 2008: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Voting Instruction — CENTURYTEL UNION 401(k) PLAN AND TRUST

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs T. Rowe Price Trust Company (the “Trustee”), as directed trustee of the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 8, 2008, and any and all adjournments thereof (the “Meeting”), in the manner designated below (i) the number of votes allocable to the undersigned that are attributable to all shares of the Company’s common stock held by the Trustee and credited to the Plan account of the undersigned as of March 10, 2008 in accordance with the provisions of the Plan (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed below, and (ii) the number of votes allocable to the undersigned (determined pursuant to a formula specified in the Plan) that are attributable to all shares of the Company’s common stock held by the Trustee as of March 10, 2008, as to which properly executed voting instructions are not timely received prior to the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”).
The Trustee is hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.
Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations.
Please mark, sign, date and return these instructions promptly using the enclosed envelope.

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

C123456789
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 5, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Voting Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of four Class II Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:						+
A. Undersigned’s Allocable Votes:	For	Withhold	B. Undersigned’s Proportionate Votes:	For	Withhold

01 — Virginia Boulet	☐	☐	01 — Virginia Boulet	☐	☐
02 — Calvin Czeschin	☐	☐	02 — Calvin Czeschin	☐	☐
03 — James B. Gardner	☐	☐	03 — James B. Gardner	☐	☐

04 — Gregory J. McCray	☐	☐	04 — Gregory J. McCray	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2008.				3. To act upon a shareholder proposal regarding executive compensation.
	For	Against	Abstain		For	Against	Abstain
A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /
<STOCK#>             00UUMF

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 8, 2008: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Voting Instruction — CENTURYTEL DOLLARS & SENSE 401(k) PLAN AND TRUST

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs The Trust Company of Sterne, Agee & Leach, Inc. and T. Rowe Price Trust Company (the “Trustees”), as directed trustees with respect to shares of the common stock of CenturyTel, Inc. (“Shares”) held by the Trustees in separate accounts in accordance with the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 8, 2008, and any and all adjournments thereof (the “Meeting”), in the manner designated below (i) the number of votes allocable to the undersigned that are attributable to all Shares held by Sterne, Agee & Leach, Inc. and credited to the ESOP, Stock Bonus or PAYSOP accounts of the undersigned as of March 10, 2008 or held by T. Rowe Price Trust Company and credited to the 401(k) accounts of the undersigned as of March 10, 2008 in accordance with the provisions of the Plan and the related trusts referred to therein (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed below, and (ii) the number of votes allocable to the undersigned (determined in the manner specified in the Plan or the related trusts) that are attributable to all Shares held by the Trustees as of March 10, 2008 as to which properly executed voting instructions are not timely received prior to the commencement of the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”).
The Trustees are hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.
Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, such votes will be cast in accordance with the Board’s recommendations.
Please mark, sign, date and return these instructions promptly using the enclosed envelope.

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

C123456789
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 5, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Voting Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of four Class II Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:						+
A. Undersigned’s Allocable Votes:	For	Withhold	B. Undersigned’s Proportionate Votes:	For	Withhold

01 — Virginia Boulet	☐	☐	01 — Virginia Boulet	☐	☐
02 — Calvin Czeschin	☐	☐	02 — Calvin Czeschin	☐	☐
03 — James B. Gardner	☐	☐	03 — James B. Gardner	☐	☐

04 — Gregory J. McCray	☐	☐	04 — Gregory J. McCray	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2008.				3. To act upon a shareholder proposal regarding executive compensation.
	For	Against	Abstain		For	Against	Abstain
A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /
<STOCK#>             00UUNF